Exhibit 2.1

ASSET PURCHASE AGREEMENT

by and among

Stateless Systems Pty Ltd.,

RMN Acquisition Co., LLC,

Whale Shark Media, Inc.,

Bevan Clark

and

Guy King

Dated as of November 24, 2010

Subject to Confidentiality Agreement

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5.9	Sufficiency of Assets	23

5.10	Real Property	23

5.11	Intellectual Property	23

5.12	Material Contracts	27

5.13	Customers, Suppliers, Etc.	28

5.14	Accounts Receivable	29

5.15	Tax Matters	29

5.16	Legal Proceedings	30

5.17	Employee Benefits	30

5.18	Employees	30

5.19	Environmental Matters	31

5.20	Related Party Transactions	31

5.21	Insurance	32

5.22	Books and Records	32

5.23	Brokers’ Fees	32

5.24	Commercial Bribery and Fraud	32

5.25	Privacy Policies	32

5.26	Complete Copies of Materials	33

5.27	“Black Hat” SEO	33

5.28	Pay Per Click	35

5.29	Restrictions on Business Activities	35

5.30	Website	35

5.31	Anti-Competition Laws	35

5.32	Projections	35

5.33	Compliance with Securities Laws	36

5.34	Disclosure	37

ARTICLE VI – REPRESENTATIONS AND WARRANTIES OF THE PURCHASER PARTIES		37

6.1	Organization, Qualification and Corporate Power	37

6.2	Enforceability	38

6.3	No Violations; Consents	38

6.4	Compliance with Law	39

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6.5	Brokers’ Fees	39

6.6	Litigation	39

6.7	Financial Statements; No Undisclosed Liabilities	39

6.8	Capitalization; Related Agreements	40

6.9	Valid Issuance	41

6.10	Independent Investigation	41

6.11	No Material Adverse Effect	41

6.12	Disclosure	42

ARTICLE VII – CONDITIONS TO CLOSING		42

7.1	Conditions Precedent to the Obligations of the Purchaser Parties	42

7.2	Conditions Precedent to the Obligations of the Seller	44

ARTICLE VIII – COVENANTS		45

8.1	Conduct of Business	45

8.2	Access to Information; Confidentiality; Non-Solicitation	46

8.3	Commercially Reasonable Efforts	47

8.4	Required Consents	48

8.5	Control	48

8.6	Publicity	48

8.7	Tax Matters	49

8.8	Further Assurances	50

8.9	Access	51

8.10	Restrictive Covenants	51

8.11	Notification of Certain Matters	52

8.12	Hyperlinks	53

8.13	Alternative Transaction	54

8.14	Litigation Support	55

8.15	Droolr.com	55

8.16	U.K. LLP	55

ARTICLE IX – SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS; INDEMNIFICATION		55

9.1	Survival	55

9.2	Seller’s Indemnification	56

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9.3	Purchaser’s Indemnification	56

9.4	Claims	57

9.5	Limitations; Exclusive Remedy; Effect of Investigation; Waiver	58

ARTICLE X – TERMINATION		61

10.1	Termination	61

10.2	Effect of Termination	61

ARTICLE XI – MISCELLANEOUS		62

11.1	Notices	62

11.2	Headings	63

11.3	Seller Deliverables	63

11.4	Entire Agreement; Amendments	63

11.5	Severability	63

11.6	Waiver	64

11.7	Binding Effect; Assignment	64

11.8	No Third Party Beneficiaries	64

11.9	Specific Performance	64

11.10	Counterparts	64

11.11	Governing Law	64

11.12	Consent to Jurisdiction and Venue	65

11.13	Waiver of Jury Trial	65

11.14	Other Remedies	65

11.15	Interpretation	65

11.16	Arbitration/Mediation	66

11.17	Rules of Construction	66

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ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is made and entered into as of November 24, 2010 by and among RMN Acquisition Co., LLC, a Delaware limited liability company (the “Purchaser”) and wholly-owned subsidiary of Whale Shark Media, Inc., a Delaware corporation (the “Parent”), Parent, Stateless Systems Pty Ltd., an Australian proprietary limited company registered in Victoria (Australian Company Number 127 487 852), in its capacity as trustee for the Stateless Systems Unit Trust (Australian Business Number 99 129 203 477) (the “Seller”), and Guy King and Bevan Clark (each a “Principal” and collectively, the “Principals”). Certain capitalized terms in this Agreement have the meanings ascribed thereto in Section 1.1.

RECITALS

The Purchaser Parties and the Seller believe it is advisable and in the best interest of each entity and their respective equity holders or beneficiaries that the Purchaser acquire substantially all of the assets of the Business pursuant to the terms of this Agreement (the “Asset Purchase”).

The Principals Control the trustees of the trusts set forth on Schedule A, which are the sole beneficiaries of the Trust, and deem it advisable and in their respective best interests for the Seller and the trusts set forth on Schedule A to effect the Asset Purchase, all on the terms and subject to the conditions set forth in this Agreement.

The Seller, Principals and the Purchaser Parties desire to make certain representations, warranties, covenants and other agreements in connection with the transactions contemplated by this Agreement.

The Seller, Principals and the Purchaser Parties have approved this Agreement as required by Applicable Law and applicable governing documents.

AGREEMENT

NOW THEREFORE, in consideration of the mutual agreements and respective representations, warranties and covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

ARTICLE I – DEFINITIONS

1.1	Certain Defined Terms

Unless the context requires otherwise, the following terms shall have the respective meanings specified below (such meanings to be equally applicable to the singular and plural forms of the terms defined):

“Accounting Standards” means accounting standards made by the Australian Accounting Standards Board under section 334 of the Corporations Act 2001 (Cth) and includes the Interpretations as referenced in Australian Accounting Standard AASB 1048 Interpretation

and Application of Standards. If no accounting standard applies, reference shall be made to the definitions, recognition criteria and measurement concepts in the Framework for the Preparation and Presentation of Financial Statements issued by the Australian Accounting Standards Board.

“Actions” is defined in Section 5.16.

“Adjusted Purchase Price” is defined in Section 3.4(b).

“Adjustment Date” is defined in Section 3.3(a).

“Affiliate” means, with respect to a specified Person, any Person who directly or indirectly Controls, is Controlled by or is under common Control with the specified Person.

“Agreement” is defined in the introductory paragraph.

“Alternative Transaction” is defined in Section 8.13.

“Anti-Competition Laws” means all United States and Australian federal, state, local and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate: (a) mergers, acquisitions or other business combinations; (b) foreign investment; or (c) actions having the purpose or effect of monopolization or restraint of trade or lessening of competition, including, without limitation, the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the Trade Practices Act 1974 (Cth), as amended.

“Applicable Law” is defined in Section 5.5(a).

“Arbitrator” is defined in Section 3.3(b).

“Asset Purchase” is defined in Recital A.

“Assumed Liabilities” means all of the following: (a) all Liabilities accruing, relating to or otherwise arising out of the conduct or operation of the Business or the ownership, leasing or use of the Transferred Assets from and after the Closing Time, (b) all Liabilities reflected or reserved against on the Current Balance Sheet, rather than disclosed in any notes thereto, (c) current trade payables arising after the Balance Sheet Date in Seller’s Ordinary Course of Business, (d) all Liabilities arising under or related to any Contract or Governmental Authorization that is a Transferred Asset with respect to the period from and after the Closing Time, whether or not consent to transfer or assign such Transferred Assets has been obtained from any third party, (excluding, however, Liabilities resulting from or relating to any breach, default, violation or occurrence of a contingency thereunder occurring prior to the date of the Closing Time), (e) any Taxes to be paid by the Purchaser pursuant to this Agreement, (f) all Liabilities of the Business set forth in Section 1.1(a) of the Seller Disclosure Schedule, if any and (g) all Liabilities of the Business not otherwise specified herein to the extent related to a reduction in the Purchase Price pursuant to Sections 3.2 or 3.4, including all Liabilities reducing Estimated Working Capital or Final Working Capital, without duplication.

“Balance Sheet Date” means September 30, 2010, the date of the most recent unaudited balance sheet included in the Financial Statements.

“Basket” is defined in Section 9.5(b).

“Benefit Plan” means any employment, bonus, pension, profit sharing, deferred compensation, phantom stock, stock option or other (other than at will offer letters that do not provide for any severance or termination benefits) equity based award, severance, disability, change-in-control, vacation, commission, welfare, fringe benefit or other material benefit plan, agreement, policy, program or arrangement (whether written or unwritten, funded or unfunded) sponsored or maintained by the Seller for the benefit of any of the Business Employees.

“Business” means the ownership and operation of the Seller’s business related to thrift, deals, coupons and coupon aggregation as conducted by the Seller, including the ownership and operation of RetailMeNot.com.

“Business Day” means any day that is not a Saturday, a Sunday or any other day on which banks generally are required or authorized to be closed in Melbourne, Australia.

“Business Employees” means employees of the Seller who devote any of their work time to the Business.

“Cap” is defined in Section 9.5(b).

“Claim” is defined in Section 9.4(a).

“Claim Notice” is defined in Section 9.4(a).

“Closing” is defined in Section 2.4.

“Closing Date” means the date on which the closing of the Asset Purchase occurs in accordance with this Agreement.

“Closing Time” means 11:59 p.m. (Central Time in Austin, Texas) on the Closing Date.

“Closed Websites” is defined in Section 2.2(h).

“Confidential Information” means the confidential and nonpublic information of the Business, including such information related to research, product plans, products, services, customers, markets, Intellectual Property, marketing or finance documents and other technical, business, financial, customer and product development plans, forecasts, strategies and information.

“Confidentiality Agreement” is defined in Section 8.2(c).

“Contract” means any mortgage, indenture, lease, contract, agreement, license, arrangement, instrument, obligation or any other binding commitment, whether oral or written.

“Control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through ownership of voting securities or otherwise.

“Current Assets” means accounts receivable and any prepaid or other current assets of the Business (excluding cash).

“Current Balance Sheet” means the unaudited pro-forma balance sheet of the Business dated as of the Balance Sheet Date, which has been prepared in accordance with the Accounting Standards and GAAP.

“Current Liabilities” means any accounts payable, deferred revenue and other current liabilities of the Business (other than current portions of Financial Debt).

“Customer Personal Data” means data that relate to an individual who can be identified either from that data or from that data and other information that is in the possession of the Seller.

“Debt Financing” means the $58,000,000 of debt financing to be incurred by the Purchaser in connection with the Asset Purchase.

“Dispute” is defined in Section 11.16.

“Dispute Notice” is defined in Section 3.3(b).

“Enterprise” has the same meaning as in the GST Law.

“Environmental Law(s)” means all United States and Australian federal, state, local and foreign statutes, regulations, directives, codes, and policies having the force of law, and all court orders, decrees and arbitration awards, and the common law, relating to pollution or protection of the environment, natural resources or worker health and safety, including, those related to the use, handling, transport, treatment, recycling, labeling, manufacture, exposure of others to, sale, or disposal, release or discharge of Hazardous Materials or any product or waste containing a Hazardous Material.

“Environmental Permit” means all approvals, permits, registrations, certifications, licenses, clearances or consents required to be obtained from any Governmental Authority required under or issued pursuant to any Environmental Law.

“Escrow Agent” means JPMorgan Chase, N.A.

“Escrow Agreement” means the Escrow Agreement substantially in the form attached as Exhibit A, among the Seller, the Purchaser and the Escrow Agent, pursuant to which a portion of the Purchase Price is deposited with the Escrow Agent to secure the Seller‘s indemnification obligations under this Agreement.

“Escrow Cash” is defined in Section 3.1(a).

“Escrow Proceeds” is defined in Section 3.1(a).

“Escrow Shares” is defined in Section 3.1(c).

“Estimated Working Capital” is defined in Section 3.2.

“Estimated Working Capital Payment” is defined in Section 3.3(a).

“Estimated Working Capital Statement” is defined in Section 3.3(a).

“Excluded Liabilities” is defined in Section 2.3.

“Excluded Assets” is defined in Section 2.2.

“Excluded Websites” is defined in Section 2.2(g).

“Extended Representations” is defined in Section 9.1.

“Final Adjustment Date” is defined in Section 3.3(a).

“Final Working Capital” is defined in Section 3.3(b).

“Financial Debt” means (including the current portions thereof) (a) indebtedness for money borrowed from others, letters of credit and purchase money indebtedness (other than accounts payable in the ordinary course) of the Seller (including any such obligations that are not full recourse to the Seller but are secured by assets of the Seller); (b) obligations of the Seller evidenced by bonds, debentures, notes or similar instruments; (c) all inter-company debt of the Seller to any Affiliate of the Seller; and (d) all guarantees or other direct or indirect assurances of payment by the Seller of any of the foregoing types of indebtedness owed by any other Person. Financial Debt does not include outstanding, uncashed checks or drafts on Seller bank accounts.

“Financial Statements” means (a) the unaudited pro forma balance sheet of the Seller related to the Business and the related unaudited pro forma statements of income of the Seller related to the Business as of and for the fiscal years ended June 30, 2009 and 2010 and (b) unaudited pro forma balance sheet of the Seller related to the Business and the related unaudited pro forma statements of income of the Seller related to the Business as of and for the three month period ended September 30, 2010.

“Fundamental Representations” is defined in Section 9.1.

“GAAP” means Australian generally accepted accounting principles as in effect from time to time, consistently applied.

“Governmental Authority” means any government, governmental or regulatory authority, agency, instrumentality, department, court, commission, body, tribunal or other governmental entity, whether United States, Australian or foreign and whether national, federal, state, provincial or local.

“GST” means the goods and services tax as imposed by the GST Law together with any related interest, penalties, fines or other charges.

“GST Act” means the A New Tax System (Goods and Service Tax) Act 1999 (Cth).

“GST Law” has the meaning given to that term in the GST Act, or, if that Act is not valid or does not exist for any reason, means any Act imposing or relating to the imposition or administration of a goods and services tax in Australia and any regulation made under that Act.

“Hazardous Materials” means (a) any petroleum products, by-products or breakdown products, radioactive materials, friable asbestos-containing materials and polychlorinated biphenals; (b) all chemical, material or substance defined or regulated as toxic or hazardous or as a pollutant or contaminant or waste; (c) any radioactive substances, elements or compounds; or (d) any biological pathogens, viruses or harmful biological substances under any applicable Environmental Law.

“Indemnified Party” means a Seller Indemnified Party or a Purchaser Indemnified Party, as applicable.

“Indemnifying Party” is defined in Section 9.4(a).

“Intellectual Property” means all United States, Australian and foreign trademarks, service marks, trade names, slogans, logos, trade dress, and other similar designations of source or origin, together with all goodwill, registrations and applications related to the foregoing; patents, utility, models and industrial design registrations and applications therefor (including, without limitation, any continuations, divisionals, continuations-in-part, provisionals, extensions, renewals, reissues, re-examinations and applications for any of the foregoing and foreign counterparts thereof), and patent and invention disclosures; copyrights and copyrightable subject matter (including, without limitation, any registration and applications for any of the foregoing); database rights; mask works rights; trade secrets and other confidential business information (including manufacturing and production processes and techniques, research and development information, technology, drawings, specifications, designs, plans, proposals, technical data, know-how, financial, marketing and business data and know-how, pricing and cost information, business and marketing plans, customer and supplier lists and information, where confidential); computer programs (whether in source code, object code or other form); World Wide Web addresses and domain registrations.

“Intellectual Property Agreements” is defined in Section 5.11(o).

“LCIA” is defined in Section 11.16.

“Leased Real Property” means all real property, land, buildings, improvements and structures leased, subleased or occupied by the Seller and used by the Business.

“Liabilities” means all debts, liabilities, commitments and obligations of any kind, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, asserted or not asserted, known or unknown, determined, determinable or otherwise, however arising and regardless of whether the same would be required by GAAP to be reflected in financial statements or disclosed in the notes thereto.

“Lien” means any mortgage, pledge, lien, encumbrance, charge or other security interest, restriction, equitable interest, option, easement, exception to title of any kind, restriction or third party right or encumbrance of any nature.

“LLP Agreement” is defined in Section 5.3(a).

“Losses” is defined in Section 9.2(a).

“Material Adverse Effect” or “Material Adverse Change” means any change, development, fact, condition, event, occurrence or effect (any such item, an “Effect”) with respect to the Business, taken as a whole, that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the assets, business, properties, operations, condition (financial or otherwise) or results of operations of the Business, taken as a whole, or would reasonably be expected to materially delay or prevent the consummation of the transactions contemplated by this Agreement; provided, however, that none of the following Effects shall constitute a Material Adverse Effect or Material Adverse Change: (a) any Effects to the extent directly resulting from the announcement of the transactions contemplated by this Agreement or the satisfaction of the parties’ respective obligations set forth herein, (b) changes in the general economic conditions or political climate in any region where the Business operates, or (c) changes in the U.S., Australian or global financial or banking markets (including any disruption thereof) or (d) changes generally applicable to the industries in which the Business is conducted, except with respect to clauses (b) and (d), to the extent that the Effects are materially disproportionately adverse to the Business, taken as a whole, as compared to other companies in the industry in which the Business operates.

“Material Contracts” is defined in Section 5.12(a).

“Non-Compete Termination Date” means the fifth anniversary of the Closing Date, or if that period is too long to be enforceable, the fourth anniversary of the Closing Date, or if that period is too long to be enforceable, the third anniversary of the Closing Date, or if that period is too long to be enforceable, the second anniversary of the Closing Date, or if that period is too long to be enforceable, the first anniversary of the Closing Date.

“Non-Resident” has the same meaning as in the GST Law.

“Note” is defined in Section 3.1(d).

“Office Actions” means actions of the relevant jurisdiction’s patent and trademark office or other government intellectual property office provided in the normal course of prosecuting Seller’s Registered Intellectual Property and not initiated by other third parties.

“Open Source Materials” means all software or other material that is distributed as “free software,” “open source software” or under a similar licensing or distribution model (including but not limited to the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL) and the Apache License).

“Ordinary Course of Business” means in the ordinary course of the Business as conducted by the Seller, consistent with past practice during the periods covered by the Financial Statements.

“Other Websites” is defined in Section 8.12.

“Owned Real Property” means any real property, land, buildings, improvements and structures owned by the Business.

“Owned Software” is defined in Section 5.11(m).

“PageRank” means the link analysis algorithm used by the Google Internet search engine that assigns a numerical weighting to each element of a hyperlinked set of documents.

“Parent” is defined in the introductory paragraph.

“Parties” means the Purchaser, Parent, Seller and the Principals.

“Permits” means licenses, permits, authorizations, product qualifications, registrations, certificates, consents, accreditations, approvals and franchises, membership affiliations, rights, approvals and orders of any Governmental Authority, other than the Environmental Permits.

“Permitted Liens” means (a) any restriction on transfer arising under applicable securities laws, (b) Liens for current Taxes or other governmental charges not yet due and payable, or the amount or validity of which is being contested in good faith by appropriate proceedings by the Seller to the extent reserved against on the Current Balance Sheet, (c) mechanics’, carriers’, workers’, repairers’, landlords’ and similar statutory Liens arising or incurred in the Ordinary Course of Business for sums not yet due, and (d) liens disclosed in Section 1.1(b) on the Seller Disclosure Schedule.

“Person” means an individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization, any other business entity, or a Governmental Authority.

“Principals” is defined in the introductory paragraph.

“Promoted Website” is defined in Section 5.27(n).

“Proposed Estimated Working Capital” is defined in Section 3.2.

“Proposed Final Working Capital” is defined in Section 3.3(b).

“Purchase Price” means the aggregate consideration delivered by the Purchaser Parties pursuant to Section 3.1, plus the aggregate consideration delivered by the Purchaser Parties pursuant to Sections 3.3 and 3.4.

“Purchaser” is defined in the introductory paragraph.

“Purchaser Applicable Law” is defined in Section 6.4.

“Purchaser Indemnified Parties” is defined in Section 9.2(a).

“Purchaser Disclosure Schedule” is defined in the preamble to Article VI.

“Purchaser Party” means the Purchaser or the Parent.

“Purchaser’s knowledge” or any phrase of similar import means the actual knowledge of Cotter Cunningham and Ken Kieley (or either of them) after good faith inquiry of employees of Parent who are primarily responsible for the oversight of the matter at issue.

“Real Property” means, together, all Leased Real Property and all Owned Real Property.

“Related Parties” is defined in Section 5.20.

“Related Websites” is defined in Section 5.27(a).

“Representatives” means, with respect to any Person, that Person‘s officers, directors or managers, employees, counsel, accountants, investment bankers, agents and others who act on such Person‘s behalf in connection with the evaluation (including due diligence), negotiation, execution, effectuation or consummation of the transactions contemplated by this Agreement.

“Required Consents” is defined in Section 7.1(i)(viii).

“Required Governmental Approvals” is defined in Section 5.4(b).

“Restricted Area” means anywhere in the world, or if that area is too wide to be enforceable; Asia, Australia and the United States, or if that area is too wide to be enforceable; the United States and Australia, or if that area is too wide to be enforceable, the United States.

“Securities” is defined in Section 5.33(b).

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Seller” is defined in the introductory paragraph.

“Seller Disclosure Schedule” is defined in the preamble to Article V.

“Seller Indemnified Parties” is defined in Section 9.3.

“Seller Industrial Agreement” is defined in Section 5.18.

“Seller Intellectual Property” is defined in Section 5.11(h).

“Seller Permits” is defined in Section 5.5(b).

“Seller Registered Intellectual Property” is defined in Section 5.11(a).

“Seller’s knowledge” or any phrase of similar import means the actual knowledge of the Principals (or either of them) after good faith inquiry of Business Employees who are primarily responsible for the oversight of the matter at issue.

“Seller Source Code” is defined in Section 5.11(l).

“Shares” is defined in Section 3.1(c).

“Subsidiary” means, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, of which (a) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or Controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries or (b) such Person or any other Subsidiary of such Person is a general partner (excluding any such partnership where such Person or any Subsidiary of such Person does not have a majority of the voting interest in such partnership).

“Taxes” means any income, capital gain, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profit, customs, capital stock, franchise, employees‘ income withholding, United States, Australian or foreign withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative, add-on minimum or other tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever and any interest, penalty, fine, addition or additional amount thereon imposed, assessed or collected by any Governmental Authority.

“Tax Invoice” includes any document or record treated by the Commissioner of Taxation as a tax invoice or as a document entitling a recipient to an Input Tax Credit.

“Tax Return” means all returns, declarations, reports, claims for refunds, information returns or similar documents (including any related or supporting schedules or statements of information) filed or required to be filed in connection with the determination, assessment or collection of Taxes or the administration of any laws relating to any Taxes.

“Termination Date” is defined in Section 10.1(b).

“Third Party Claim” is defined in Section 9.4(b)(i).

“Transaction Documents” means this Agreement and the agreements executed by the parties to this Agreement and in connection with the execution or Closing of this Agreement.

“Transferred Assets” is defined in Section 2.1.

“Transfer Taxes” is defined in Section 8.7(a).

“Trust” means the Stateless Systems Unit Trust established under the laws of Australia by the Deed dated September 11, 2007.

“U.K. LLP” means Stateless Systems LLP.

“U.K. Ownership Interests” is defined in Section 5.3(a).

“Unregistered Marks” is defined in Section 5.11(b).

“U.S. Person” means: (i) any natural person resident in the United States; (ii) any partnership or corporation organized or incorporated under the laws of the United States; (iii) any estate of which any executor or administrator is a U.S. Person; (iv) any trust of which any trustee is a U.S. Person; (v) any agency or branch of a foreign entity located in the United States; (vi) any non-discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary for the benefit of or account of a U.S. Person; (vii) any discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated, or (if an individual) resident in the United States; and (viii) any partnership or corporation if (A) organized or incorporated under the laws of any non-U.S. jurisdiction and (B) formed by a U.S. Person principally for the purpose of investing in securities not registered under the Securities Act, unless it is organized or incorporated, and owned, by accredited investors who are not natural persons, estates or trusts.

“Website” is defined in Section 2.1(d).

“Working Capital” means the value of the Current Assets less any Current Liabilities, in each case calculated in the same manner as calculated on the Current Balance Sheet. Working Capital shall only include items that are Transferred Assets or Assumed Liabilities, as applicable, and shall not include any deferred Tax assets or deferred Tax Liabilities.

ARTICLE II – PURCHASE AND SALE OF ASSETS

2.1	Purchase and Sale.

On the terms and subject to the conditions set forth herein, at the Closing, Seller shall sell, convey, transfer, assign and deliver to the Purchaser, and the Purchaser shall purchase and acquire from the Seller, all of the Seller’s right, title and interest in and to all of the Seller’s assets that are used or held for use in connection with the Business, whether real, personal or mixed, tangible or intangible, including all of such right, title and interest in and to the following assets if and to the extent used or held for use in connection with the Business, except for the Excluded Assets (collectively, the “Transferred Assets”), free and clear of all Liens other than Permitted Liens:

(a) Accounts receivable, inventory and prepaid or other current assets;

(b) Contracts;

(c) Books and records;

(d) Intellectual Property, including the domain name “RetailMeNot.com” (the “Website”);

(e) Goodwill associated with the Business;

(f) To the extent their transfer is permitted by Applicable Law, all Permits;

(g) All of the Intellectual Property owned by U.K. LLP, including to any New Business System (as such term is defined in the LLP Agreement) and Intellectual Property Rights (as such term is defined in the LLP Agreement); provided, that if Seller has not acquired such assets of the U.K. LLP by the Closing Time, all of such assets of the U.K. LLP shall be delivered to Purchaser in accordance with Section 8.16 hereof; and

(h) All claims, causes of action and other similar rights of the Seller to the extent that they pertain to the Transferred Assets, Assumed Liabilities or Business in existence, accrued, or arising out of facts existing prior to the Closing Date.

2.2	Excluded Assets.

Notwithstanding anything herein to the contrary, from and after the Closing, the Seller shall retain all of its existing right, title and interest in and to, and the Transferred Assets shall not include, the following (collectively, the “Excluded Assets”):

(a) Cash, short term investments or other cash equivalents or merchant credits not exceeding $30,000.00 of the Seller to the extent not reflected in Final Working Capital;

(b) Organizational documents, minute books and other documents relating exclusively to the organization, maintenance and existence of the Seller or the Trust, including taxpayer identification numbers, Tax Returns and Tax records, and books and records relating exclusively to the Excluded Assets;

(c) Rights to or claims for refunds of Taxes (including any interest and penalties) with respect to any and all Taxes of the Seller, including those imposed on property, income or payrolls to the extent not reflected in Final Working Capital;

(d) Claims, choses in action, causes of action and other similar rights of the Seller to the extent that they relate exclusively to any Excluded Assets or Excluded Liabilities.

(e) Assets and Contracts listed on Section 2.2 of the Seller Disclosure Schedule;

(f) Assets and rights of the Seller that are not used or held for use in connection with, or do not relate to, the ownership or operation of the Business;

(g) The domain names “BugMeNot.com”, “CushyCMS.com”, “OurSignal.com”, “Droolr.com”, “Statelesssystems.com”, “Fundry.com”, “Trendsmap.com” and “MetaURI.com” and those domain names set forth on Section 2.2 of the Seller Disclosure Schedule and all associated Intellectual Property (“Excluded Websites”);

(h) The domain names “BeatMyPrice.com” and “Snoopr.net” (“Closed Websites”);

(i) Leased Real Property;

(j) Rights of the Seller under this Agreement and the Transaction Documents; and

(k) Furniture, equipment and all other tangible personal property of the Seller.

2.3	Assumed Liabilities; Excluded Liabilities.

On the terms and subject to the conditions set forth in this Agreement, as of the Closing Time, the Purchaser shall assume and shall pay, discharge and perform when due all of the Assumed Liabilities. All Liabilities of the Seller other than the Assumed Liabilities shall remain and be the Liabilities of the Seller, including (i) those arising out of or relating to the Transferred Assets and the Business prior to the Closing Time, (ii) any Liabilities of Seller under any of the Transaction Documents, (iii) any Financial Debt, including the current portion thereof and (iv) any Liabilities of the Seller for Taxes, except as set forth in Section 8.7 (collectively, the “Excluded Liabilities”).

2.4	Closing.

Subject to the terms and conditions of this Agreement, the closing of the Asset Purchase as contemplated by this Agreement (the “Closing”) shall take place at the offices of DLA Piper LLP (US) in Austin, Texas, USA, or shall take place via fax, electronic and overnight deliveries, or as the parties mutually agree, on the second Business Day after the date on which all conditions to the Closing set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing but subject to the fulfillment or waiver of those conditions) have been satisfied or waived. Transactions to be consummated at Closing shall be deemed to have been consummated as of the Closing Time.

2.5	Actions at Closing

(a) At the Closing, the Seller will deliver, or will cause to be delivered, to the Purchaser: (i) the various certificates, instruments and documents referred to in Section 7.1; and (ii) the Transferred Assets; and

(b) The Purchaser will deliver to the Seller: (i) the various certificates, instruments and documents referred to in Section 7.2; and (ii) the Purchase Price by wire transfer of immediately available funds, to an account to be designated by the Seller no later than two Business Days prior to the Closing.

ARTICLE III – CONSIDERATION

3.1	Consideration for Transferred Assets.

At the Closing, the Parent shall deliver, or cause to be delivered, the aggregate consideration set forth below and after the Closing the Parent shall deliver, or cause to be delivered, the consideration set forth in Section 3.3, subject to adjustment pursuant to Section 3.4:

(a) $14,300,000.06 (the “Escrow Cash”), payable by wire transfer of immediately available funds to the Escrow Agent; and

(b) $115,700,000.51, less the expenses of Seller set forth by Seller in writing to be paid by the Parent, by wire transfer of immediately available funds to the Seller;

(c) 17,164,096 shares of Series B-2 Convertible Preferred Stock of the Parent (the “Shares”), of which 10,693,232 shares will be delivered to King Holdings (Vic) Pty Ltd ACN 147 435 970 as trustee for the King Holdings Trust C/- BDO (NSW-VIC) Pty Ltd, 4,582,814 shares will be delivered to Clark/Kirk Holdings Pty Ltd ACN 147 455 767 as trustee for the Clark/Kirk Holdings Trust C/- BDO (NSW-VIC) Pty Ltd, and 1,888,050 shares will be delivered to the Escrow Agent (such shares delivered to the Escrow Agent referred to as the “Escrow Shares” and together with the Escrow Cash, the “Escrow Proceeds”); and

(d) a promissory note issued by the Parent to the Seller substantially in the form attached as Exhibit E in the principal amount of $10,000,000 (the “Note”).

The Escrow Agent will hold the Escrow Proceeds pursuant to the Escrow Agreement, and will be instructed to release the Escrow Proceeds to Seller to the extent Escrow Proceeds are not used to pay for indemnification obligations, all in accordance with the Escrow Agreement.

3.2	Estimated Working Capital.

The Seller shall deliver to the Purchaser at least two (2) Business Days prior to the Closing Date an estimate of Working Capital as of the Closing Time (the “Proposed Estimated Working Capital”), prepared in good faith. Purchaser shall have the right to review and approve, in writing, the Proposed Estimated Working Capital, such approval not to be unreasonably withheld or delayed. If Purchaser so approves the Proposed Estimated Working Capital or fails to provide a reasonable, good faith objection to the Proposed Estimated Working Capital prior to the Closing, then Seller’s calculation of the estimated Working Capital shall be deemed the “Estimated Working Capital.” If Purchaser and Seller agree in writing upon a different estimated Working Capital, such agreed upon amount shall be “Estimated Working Capital.” Purchaser’s consent to the Proposed Estimated Working Capital or agreement upon Estimated Working Capital shall not have any precedential value with respect to the Final Working Capital to be determined pursuant to Section 3.3. All calculations relating to the Proposed Estimated Working Capital, Estimated Working Capital, Working Capital Statements, Working Capital Payments, Proposed Final Working Capital and Final Working Capital under this Agreement shall be made on a pro forma basis without giving effect to the consummation of the Asset Purchase (e.g., Purchaser’s financial status shall not be reflected in the Proposed Estimated Working Capital, Estimated Working Capital, Working Capital Statements, Working Capital Payments, Proposed Final Working Capital and Final Working Capital).

3.3	Payment of Working Capital; Calculation of Final Working Capital

(a) Beginning on the second Friday following the Closing Date and on each Friday thereafter (each, an “Adjustment Date”) occurring prior to the date that is ninety (90) calendar days after the Closing Date (the “Final Adjustment Date”), the Purchaser shall deliver to the Seller a statement (each such statement, a “Working Capital Statement”) in reasonable detail prepared in good faith showing the amounts of accounts receivable included in Estimated Working Capital or existing as of the Closing Time actually collected by the Purchaser (“Collected Receivables”) during the preceding week. Each Working Capital Statement shall also include the Purchaser’s good faith calculation of the amount by which Collected Receivables since the Closing Date exceeds Current Liabilities included in Estimated Net Working Capital. Beginning with the first Working Capital Statement in which Purchaser’s good faith calculation of the Collected Receivables since the Closing Date exceeds Current Liabilities included in Estimated Net Working Capital, the Purchaser shall pay to the Seller the amount of such excess on the Adjustment Date such Working Capital Statement is delivered. On each Adjustment Date thereafter (other than the Final Adjustment Date), the Purchaser shall pay to the Seller the amount of Collected Receivables since the prior Adjustment Date. Any payment made to Seller pursuant to this Section 3.3(a) shall be referred to herein as a “Working Capital Payment.” The Purchaser shall use commercially reasonable efforts consistent with industry practices to collect the accounts receivables included in Working Capital. At all times until the Final Adjustment Date, Purchaser shall provide Seller, at no charge and to the extent available, read-only access to any and all of the Business’ affiliate network accounts, merchant accounts, and site analytics package (currently Google Analytics).

(b) On or before the Final Adjustment Date, the Purchaser shall deliver to the Seller a statement in reasonable detail prepared in good faith showing the amounts of accounts receivable included in Working Capital as of the Closing Time and amounts of accountants receivable actually collected by the Purchaser during the 90-day period following the Closing, other Current Assets as of the Closing Time and Current Liabilities as of the Closing Time (the “Proposed Final Working Capital”). The Purchaser shall also promptly deliver such other documentation or information as reasonably requested by the Seller to verify the Working Capital information delivered to the Seller and the Proposed Final Working Capital. Within thirty (30) calendar days of the Seller’s receipt of such Proposed Final Working Capital, the Seller may give written notice to the Purchaser that it disputes certain items contained in any of the Proposed Final Working Capital (the “Dispute Notice”), which shall specify in reasonable detail the dollar amount of any objection and basis therefore; provided, however, that if the Seller does not deliver a Dispute Notice by such date, the Seller will be deemed to have accepted such Proposed Final Working Capital and the Proposed Final Working Capital shall be final and binding on the Purchaser and the Seller. Upon timely delivery of the Dispute Notice, the Purchaser and the Seller agree to confer in good faith with regard to the disputed items and an appropriate adjustment to the Proposed Final Working Capital shall be made to the extent agreed upon by the Purchaser and the Seller. If within twenty (20) Business Days after delivery of a

Dispute Notice, the Purchaser and the Seller are unable to resolve the matter, either of them may within twenty (20) Business Days after the end of the previous twenty (20) Business Day period notify in writing the other party of its intention to submit the dispute to arbitration. Within ten (10) Business Days after receipt of such notice, the Seller and the Purchaser shall in good faith jointly select an arbitrator with expertise in accounting, the Accounting Standards and GAAP and experience resolving financial disputes (the “Arbitrator”), who shall adjudicate only those items still in dispute with respect to the Proposed Final Working Capital. If the Seller and the Purchaser cannot agree on an Arbitrator, the Arbitrator shall be PricewaterhouseCoopers LLP. The Purchaser and the Seller shall have the opportunity to provide written submissions regarding their positions on the disputed matters, which written submissions shall be provided to the Arbitrator, if at all, no later than fifteen (15) Business Days after the date of referral of the disputed matters to the Arbitrator. The Arbitrator shall deliver a written report resolving only the disputed matters and setting forth the basis for such resolution within thirty (30) Business Days after the Purchaser and the Seller have submitted in writing (or have had the opportunity to submit in writing but have not submitted) their positions as to the disputed items. The Arbitrator shall not value any item greater than the highest amount proposed by either party for such item or lower than the lowest amount proposed by either party for such item. The determination of the Arbitrator with respect to the correctness of each matter in dispute shall be final and binding on the Purchaser and the Seller. The fees, costs and expenses of the Arbitrator and one accounting firm and one law firm retained by the prevailing party shall be paid by the non-prevailing party based upon the relative proportion of the disputed items resolved in favor of the prevailing party, on the one hand, and the non-prevailing party, on the other hand, as determined by the Arbitrator. The Working Capital agreed upon by the Seller and the Purchaser (or deemed accepted by the Seller) under this subsection, as adjusted, if necessary based on a decision by the Arbitrator hereunder, is referred to herein as the “Final Working Capital.”

3.4	Adjusted Purchase Price.

(a) If the Final Working Capital is less than the aggregate Working Capital Payments, then the Purchase Price will be decreased by the difference. If the Final Working Capital is greater than the aggregate Working Capital Payments, then the Purchase Price will be increased by the difference.

(b) If the Purchase Price, adjusted pursuant to Section 3.4(a) (the “Adjusted Purchase Price”), is greater than the aggregate amount paid by the Purchaser to Seller pursuant to Sections 3.1 and 3.3(a), then the Purchaser shall pay or cause to be paid in cash to the Seller the difference between the Adjusted Purchase Price and the aggregate amount paid by the Purchaser to Seller pursuant to Sections 3.1 and 3.3(a). If the Adjusted Purchase Price is less than the aggregate amount paid by the Purchaser to Seller pursuant to Sections 3.1 and 3.3(a), then Purchaser, at Purchaser’s option and in Purchaser’s sole discretion, may (i) require the Seller to pay to the Purchaser in cash or, if Seller fails to pay to the Purchaser in cash within five (5) Business Days of Purchaser’s request therefore from the Seller, require the Principals to pay to the Purchaser in cash or (ii) deduct from the Escrow Proceeds, the difference between the Adjusted Purchase Price and the aggregate amount paid by the Purchaser to Seller pursuant to Sections 3.1 and 3.3(a). Any payment due pursuant to this Section 3.4(b) shall be made by wire transfer of immediately available funds within ten (10) Business Days after the Final Working Capital becomes final and binding as provided above.

3.5	Allocation of the Purchase Price.

The parties agree to utilize the fair market values set forth in Section 3.5 of the Seller Disclosure Schedule for the purpose of allocating the Purchase Price and other relevant items (such as the Assumed Liabilities) for applicable Tax purposes. Each party agrees to report the applicable Tax consequences of the transactions contemplated by this Agreement in a manner consistent with such allocation and shall not take any position inconsistent therewith upon examination of any Tax Return, in any refund claim, or in any litigation, investigation or otherwise.

ARTICLE IV – REPRESENTATIONS AND WARRANTIES OF THE PRINCIPALS

Each Principal, severally for himself only, represents and warrants to the Purchaser that the statements contained in this Article IV are true and correct as of the date of this Agreement and the Closing Date.

4.1	Power and Authority; Enforceability.

Each Principal has the requisite competence and authority to execute and deliver each Transaction Document to which the Principal is or will be a party, and to perform the Principal’s obligations thereunder. Each Principal has taken all action necessary to authorize the execution and delivery by such Principal of each Transaction Document to which such Principal is or will be a party, the performance of such Principal’s obligations thereunder. Each Transaction Document to which each Principal is or will be a party has been duly executed and delivered by such Principal, and is enforceable against such Principal in accordance with its terms except to the extent that enforceability hereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by the principles of equity regarding the availability of remedies.

4.2	No Violation; Consents.

The execution and the delivery by each Principal of this Agreement and the other Transaction Documents to which such Principal is or will be a party, the performance by each of such Principal’s obligations hereunder and thereunder will not (a) with or without notice or lapse of time, constitute, create or result in a breach or violation of, default under, loss of benefit or right under or acceleration of performance of any obligation required under any (i) law, statute, rule or regulation of any Governmental Authority, (ii) order, ruling, decision, award, judgment, injunction or other similar determination or finding by, before or under the supervision of any Governmental Authority, (iii) any Contract or Permit to which, in each case, any Principal is a party or by which it is bound or any of its assets are subject; (b) result in the imposition of any Lien upon any assets (including the units or other beneficial interests of the Seller) owned by any Principal; (c) require any Consent under any Contract to which such Principal is a party or by which he is bound or any of his assets are subject; (d) require any Permit; or (e) trigger any rights of first refusal, preferential purchase or similar rights with respect to any of the units or other beneficial interests of Seller held by the Principal.

4.3	Brokers’ Fees.

No investment banker, broker, finder, consultant or intermediary is entitled to any investment banking, broker, finder’s or similar fee or commission in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by or on behalf of a Principal.

4.4	Trust.

Each Principal Controls the trustee of its respective trust set forth in Schedule A. The trusts set forth on Schedule A own beneficially all of the units or other beneficial interests of the Trust, free and clear of any Lien except Permitted Liens.

ARTICLE V – REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller represents and warrants to the Purchaser that, except as set forth in the disclosure schedules delivered by the Seller to the Purchaser concurrently herewith (the “Seller Disclosure Schedule”), the statements contained in this Article V are true and correct as of the date of this Agreement and the Closing Date. The Purchaser acknowledges and agrees that (a) inclusion of information in any section of the Seller Disclosure Schedule shall not be construed as an admission that such information is material to the Business or the results of operations or financial condition of the Seller; and (b) if any section of the Seller Disclosure Schedule lists an item or information in such a way as to make its relevance reasonably apparent on its face to another section of the Seller Disclosure Schedule, the matter shall be deemed to have been disclosed in such other section of the Seller Disclosure Schedule, notwithstanding the omission of an appropriate cross-reference to such other section.

5.1	Organization, Qualification and Corporate Power.

The Seller is duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization, with full corporate power and authority to conduct its business as currently conducted and to own and use the properties owned and used by it. The Seller is duly qualified to do business and is in good standing, as applicable, in each jurisdiction in which the nature of the business conducted by it or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as applicable, would not reasonably be expected to cause a Material Adverse Effect.

5.2	Enforceability.

All corporate or other action on the part of the Seller, the Trust and their officers, directors, unitholders and shareholders necessary for the authorization, execution, delivery and performance of this Agreement and the other Transaction Documents to which the Seller is or will be a party, the consummation of the Asset Purchase, and the performance of all of the Seller’s obligations under this Agreement and the other Transaction Documents to which the

Seller is or will be a party has been taken or will be taken as of or prior to the Closing. No additional corporate, trust or shareholder or unit or equity owner authorization or consent is required in connection with the foregoing. This Agreement has been, and each of the other Transaction Documents to which the Seller is or will be a party at the Closing will have been, duly executed and delivered by the Seller, and this Agreement is, and each of the other Transaction Documents to which the Seller is or will be a party will be (assuming the due authorization, execution and delivery by the other parties hereto and thereto) at the Closing a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except to the extent that enforceability hereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by the principles of equity regarding the availability of remedies.

5.3	Subsidiaries.

The Seller does not have any Subsidiaries other than U.K. LLP and the Seller does not own, directly or indirectly, any capital stock or other ownership interests, or have any obligations or right to acquire any capital stock or other ownership interests or make any investment, in any corporation, partnership, joint venture or other Person other than U.K. LLP. The Seller makes, and the Purchaser Parties agree that the Seller makes, no representation or warranty in this Agreement concerning the business, assets, Intellectual Property, or rights of U.K. LLP, other than that the U.K. LLP has not granted to any other Person any license of or right to use, or authorized the retention of any rights to use or joint ownership of, any (i) Intellectual Property owned by U.K. LLP, including to any New Business System (as such term is defined in the LLP Agreement) or (ii) any Intellectual Property Rights (as such term is defined in the LLP Agreement).

5.4	No Violations; Consents.

(a) The execution and delivery of this Agreement and the other Transaction Documents by the Seller do not, and the performance by the Seller of its obligations under this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby will not: (i) conflict with or violate any provision of the charter and other organizational or governing documents of the Seller or the Trust (including the constitution of Stateless Systems Pty Ltd and the trust deed of the Seller), (ii) subject to the consents, waivers and approvals of parties to any Contracts set forth on Section 5.4(a) of the Seller Disclosure Schedule, conflict with or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in creation of any Lien (other than a Permitted Lien) upon any properties or assets of the Seller or the Business, or give to any Person any right of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any Contract to which the Seller or the Business is a party or by which any properties or assets of the Seller or the Business are bound, or (iii) subject to receipt of the Required Governmental Approvals, result in a violation of any law or any judgment, decree, order, regulation or rule of any court or other Governmental Authority applicable to the Seller or the Business, except in the case of (ii) or (iii) as would not reasonably be expected to cause a Material Adverse Effect.

(b) The execution and delivery of this Agreement and the other Transaction Documents by the Seller does not, and the performance of this Agreement and the other Transaction Documents by the Seller of its obligations hereunder and thereunder and the consummation of the transactions contemplated thereby will not, require any consent, approval, authorization or permit of, or filing by the Seller with or notification by the Seller to, any Governmental Authority, except for (i) the consent or approval of any Governmental Authority listed on Section 5.4(b) of the Seller Disclosure Schedule (collectively, the “Required Governmental Approvals”) and (ii) notice filings that are not material to the Seller or the Business. Section 5.4(a) of the Seller Disclosure Schedule sets forth all necessary consents, waivers and approvals of parties to any Contracts as are required thereunder in connection with the Asset Purchase, or for any such Contract to remain in full force and effect without limitation, modification or alteration or the payment of any additional consideration after the Closing as a result of the Asset Purchase, except in each case as would not be material to the Business.

5.5	Permits; Compliance with Law.

(a) Neither the Seller nor the Business is in conflict with, or in default or in violation of any decree, order or arbitration award or in conflict with, or in default or in violation of, any law, statute, rule or regulation of any Governmental Authority applicable to the Business or by which the Business is bound or affected (“Applicable Law”) except, in each case, as would not be material to the Business. The Seller has not received written notice or communication, or, to the Seller’s knowledge, oral notice from any Governmental Authority alleging noncompliance with any Applicable Law related to the Business, except as would not result in a material Liability to the Seller.

(b) The Seller holds, to the extent legally required, all Permits from Governmental Authorities that are necessary to the current operation of the Seller and the Business, taken as a whole (collectively, “Seller Permits”). As of the date hereof, no suspension, revocation, cancellation or material modification of any of the Seller Permits is pending or, to the knowledge of the Seller, threatened. The Seller is in compliance in all material respects with the terms of the Seller Permits. Section 5.5 of the Seller Disclosure Schedule sets forth a list of the material Seller Permits.

Section 5.5 shall not include any representation with respect to compliance with Environmental Laws, which is addressed in Section 5.19.

5.6	Ownership.

(a) The Seller represents and warrants that: (i) it is party to this Agreement as trustee for the Trust; (ii) the Trust has been validly created and is in existence and complies with all Applicable Laws; (iii) it has been validly appointed as trustee of the Trust, is the sole trustee of the Trust and no action has been taken or is proposed to remove it as trustee of the Trust; (iv) no action has been taken or is proposed to be taken to terminate the Trust; (v) it has the power under the terms of the Trust to enter into and comply with its obligations under this Agreement; and (vi) it has considered the purpose of this Agreement and considers that entry into this Agreement is for the benefit of the beneficiaries of the Trust. The Seller has provided the Purchaser a current and complete copy of the Trust’s trustee deed.

(b) Section 5.6 of the Seller Disclosure Schedule sets forth a list of: (i) the names of the members of the Board of Directors (or similar body) of the Seller and (ii) the names and titles of the officers of the Seller. There are no proceedings which could have a material and adverse effect on the assets or financial position of the Trust.

5.7	Financial Statements; No Undisclosed Liabilities; Internal Controls.

(a) The Financial Statements are set forth in Section 5.7(a) of the Seller Disclosure Schedule. The Financial Statements (i) are derived from the books and records of the Seller, (ii) have been prepared in accordance with the Accounting Standards and GAAP consistently applied during the periods covered thereby (unless as otherwise disclosed therein) and (iii) fairly present in all material respects the financial position and the results of operations of the Business as of the dates and during the periods indicated therein, except as set forth on Section 5.7(a) of the Seller Disclosure Schedule and for, (i) with respect to interim Financial Statements, normal year-end adjustments that are not, individually or in the aggregate, material, and (ii) the omission of accompanying notes and schedules.

(b) Except as reflected in the Financial Statements, the Business has no Liabilities that are required by GAAP to be reflected on the balance sheet of the Seller, except for Liabilities incurred since the Balance Sheet Date in the Ordinary Course of Business. Except for Liabilities reflected in the Financial Statements, the Seller has no off balance sheet Liability of any nature to, or any financial interest in, any third party or entities, the purpose or effect of which is to avoid or adjust the recording of expenses incurred by the Seller in connection with the Business.

(c) The Seller maintains and will continue to maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements of the Seller and to maintain accountability for assets; (iii) access to the Seller’s assets is permitted only in accordance with management’s authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

5.8	Conduct of Business.

Except as set forth on Section 5.8 of the Seller Disclosure Schedule or in connection with the transactions contemplated by this Agreement, since the Balance Sheet Date, the Seller has not (other than as may be required by Applicable Law) in connection with the Business:

(a) had a Material Adverse Effect;

(b) entered into, amended, renewed or terminated or failed to renew any Material Contract, Permit or Environmental Permit;

(c) sold, leased, transferred or otherwise disposed of any of its properties or assets (real, personal or mixed, tangible or intangible), except in the Ordinary Course of Business, including the disposal of obsolete property;

(d) in any material respect, changed, or agreed to change, any of its business policies or practices, including advertising, marketing, pricing, purchasing, personnel, sales, returns or budget policies or practices;

(e) waived or relinquished any right of material value;

(f) has granted or suffered, or agreed to grant or suffer, any Lien on any assets or equity interest of Seller;

(g) made any change in any method of accounting or accounting practice or internal control procedure;

(h) experienced any destruction of, damage to, or loss of any material tangible assets of the Seller or the Business (whether or not covered by insurance);

(i) loaned or advanced (other than advance or reimbursement of expenses in the Ordinary Course of Business) any amount to, or sold, transferred or leased any properties or assets to, or entered into any agreement or arrangement with, any Business Employee;

(j) loaned money to any Person (except for advances or reimbursements to employees for expenses in the Ordinary Course of Business), or purchased any debt securities of any Person;

(k) (i) sold, leased, licensed or transferred any Seller Intellectual Property or executed, modified or amended any agreement with respect to Seller Intellectual Property with any Person or with respect to the Intellectual Property of any Person, (ii) purchased or licensed any Intellectual Property or executed, modified or amended any agreement with respect to the Intellectual Property of any Person, or (iii) entered into any agreement or modification or amendment of an existing agreement with respect to the development of any Intellectual Property with another Person;

(l) acquired, or entered into any agreement to acquire, by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or corporation, partnership, association or other business organization or division thereof, or other acquisition of any assets (outside the Ordinary Course of Business) or any equity securities;

(m) conducted the Business other than in the Ordinary Course of Business;

(n) (i) amended, or agreed to amend, its charter (or comparable instrument), (ii) merged with or into or consolidated with, or agreed to merge with or into or consolidate with, any other person, or (iii) except as reasonably required in connection with the transactions contemplated by this Agreement or as described elsewhere in this Agreement, changed, or agreed to change, in any material manner the character of the Business; or

(o) agreed, whether in writing or otherwise, to take any action described in this Section 5.8.

5.9	Sufficiency of Assets.

(a) The Transferred Assets constitute all the assets (including Intellectual Property), other than Excluded Assets, used or held for use in the operation of the Business as currently conducted.

(b) The Transferred Assets constitute all the assets necessary for the operation of the Business as currently conducted.

5.10	Real Property.

(a) The Seller has no Owned Real Property and the Seller has never owned any Owned Real Property.

(b) Section 5.10(b) of the Seller Disclosure Schedule sets forth the address of each parcel of Leased Real Property.

5.11	Intellectual Property.

(a) Section 5.11(a) of the Seller Disclosure Schedule sets forth the following Intellectual Property, both domestic and foreign, that are owned or claimed by the Seller and used or held for use in the operation of the Business along with the jurisdiction in which each such item of Intellectual Property has been registered or filed and the applicable registration, application or serial number or similar identifier:

(i) all patents and pending patent applications, including any and all extensions, continuations, continuations-in-part, divisions, reissues, reexaminations, substitutes, renewals, and foreign counterparts thereof;

(ii) all trademark registrations and pending trademark registration applications;

(iii) all copyright registrations and pending copyright registration applications; and

(iv) all domain name registrations and pending domain name registrations.

For purposes of this Agreement, the “Seller’s Registered Intellectual Property” shall mean the Intellectual Property set forth in Section 5.11(a) of the Seller Disclosure Schedule.

(b) Section 5.11(b) of the Seller Disclosure Schedule sets forth unregistered trademarks, service marks, trade names and logos owned by the Seller or used by the Seller in the operation of the Business (“Unregistered Marks”).

(c) All registrations and applications of the Seller’s Registered Intellectual Property are owned exclusively by the Seller. There are no patent or patent applications not listed on Section 5.11(a) of the Seller Disclosure Schedule that claim priority to patents or patent applications listed on Section 5.11(a) of the Seller Disclosure Schedule, and none of the patents or patent applications listed on Section 5.11(a) of the Seller Disclosure Schedule claim priority from patent or patent applications not listed in Section 5.11(a) of the Seller Disclosure Schedule.

(d) All registrations and applications of the Seller’s Registered Intellectual Property are subsisting and, except with respect to applications, to the Seller’s knowledge, are valid and in full force and effect. None of the Seller’s Registered Intellectual Property has expired or been cancelled or abandoned, except with respect to claims of pending applications that are modified or withdrawn in the normal course of prosecution. All necessary documents and certificates in connection with the Seller’s Registered Intellectual Property used, and to the Seller’s knowledge held for use, in the Business have been timely and duly filed by its due date with the relevant patent, copyright, trademark or other authorities, as the case may be, for the purposes of avoiding abandonment, prosecuting and maintaining of the Seller’s Registered Intellectual Property. All application, renewal, maintenance and annual fees, costs, charges and taxes required for the maintenance and prosecution of the Seller’s Registered Intellectual Property have been duly paid on time. All fees paid during prosecution and after issuance of any patent or patent application comprising Seller’s Registered Intellectual Property have been paid in the large entity status amounts. Seller and its Affiliates have taken all other actions required to maintain the effectiveness of the Registered Intellectual Property, except with respect to claims of pending applications that are modified or withdrawn in the normal course of prosecution. There have been no interferences, reissue, re-examination, invalidity, revocation or opposition proceeding brought, or to Seller’s knowledge threatened, involving any of the Seller’s Registered Intellectual Property.

(e) Seller has not received written, or to Seller’s knowledge oral, notice of any pending or threatened Action before any Governmental Authority challenging the use, ownership, or (except for Office Actions) the validity, enforceability or registerability of any of the Seller Intellectual Property (as defined below). To the Seller’s knowledge, the Seller has not misrepresented, or failed to disclose, and, to the Seller’s knowledge, there has not been any misrepresentation or failure to disclose any material fact or circumstances in any currently pending or granted application for any of the Seller’s Registered Intellectual Property that would constitute fraud or a material misrepresentation with respect to such application or that would otherwise affect the validity or enforceability of any material Seller’s Registered Intellectual Property. The Seller has the sole right to file, prosecute and maintain all applications and registrations with respect to the Seller Intellectual Property.

(f) The Seller Intellectual Property and the rights licensed pursuant to valid Contracts constitute all the Intellectual Property used in or held for use in the Business; provided that the representation and warranty in this sentence shall not be deemed or construed as a representation or warranty, express or implied, regarding non-infringement, misappropriation or violation of any Intellectual Property of any Person (which is addressed solely in Section 5.11(g)). The Seller owns or has valid rights to use all Intellectual Property used or held for use in the Business; provided that the representation and warranty in this sentence shall not be deemed or construed as a representation or warranty, express or implied, regarding non-infringement, misappropriation or violation of any Intellectual Property of any Person (which is addressed solely in Section 5.11(g)). To Seller’s knowledge, the Seller’s inbound license rights under the Intellectual Property Agreements in which the Seller has any inbound license rights are subject to no restrictions except (i) restrictions set forth in the inbound licenses listed in Section 5.11(m) of the Seller Disclosure Schedule and (ii) restrictions under Applicable Law.

(g) To the Seller’s knowledge, the conduct of the Business as it has been conducted and is currently conducted has not infringed upon or misappropriated and does not infringe upon or misappropriate any Intellectual Property or other proprietary right owned by any Person, violate any right to privacy or publicity of any person, or constitute unfair competition or unfair trade practices under the laws of any jurisdiction where the Business is currently conducted. As of the date of this Agreement, the Seller has not received written, or to Seller’s knowledge oral, notice of any pending or threatened Actions against the Seller alleging that such operation of the Business or any of its acts, products, services, technology or Intellectual Property infringes, misappropriates or otherwise violates the Intellectual Property of any Person, and the Seller has not received any written, or to Seller’s knowledge oral, notice of any claims alleging that the Business infringes, misappropriates or otherwise violates the Intellectual Property of any Person.

(h) To the Seller’s knowledge, no Person is misappropriating, infringing, diluting (with respect to trademarks) or violating any Intellectual Property owned or claimed by the Seller and used or held for use in the operation of the Business (such Intellectual Property owned or claimed by the Seller and used or held for use in the operation of the Business collectively, and including the Seller’s Registered Intellectual Property, the “Seller Intellectual Property”), and no Intellectual Property or other proprietary right, misappropriation, infringement, trademark dilution or violation Actions have been brought against any third party by the Seller in relation to the Business. Seller has not received any written notice that any Person is infringing, violating or misappropriating any part of the Seller Intellectual Property or otherwise making any unauthorized use or disclosure of the Seller Intellectual Property. The Seller has not granted any license of or right to use, or authorized the retention of any rights to use or joint ownership of, any Seller Intellectual Property except as set forth in Section 5.11(m) of the Seller Disclosure Schedule. Seller has not entered into any Contract granting any Person the right to bring or control any infringement, invalidation or other action with respect to, or otherwise to enforce any right in, any of the Seller Intellectual Property. Seller has not transferred, sold, assigned, exclusively licensed or covenanted not to exercise rights under any Intellectual Property developed by or on behalf of the Seller or owned or claimed to be owned or previously owned by the Seller, which was used in the Business in any material respect. To the Seller’s knowledge, no compulsory licenses or licenses of right have been granted in respect of the Seller Intellectual Property. As used in this Section 5.11, “claimed by” does not include any rights Seller claims and holds only as a licensee.

(i) Seller has taken reasonable action (including without limitation, entering into written confidentiality and non-disclosure agreements with subcontractors, employees, licensees and customers) to maintain the confidentiality of material Confidential Information that is included in the Seller Intellectual Property or that is licensed from or disclosed to Seller by third parties under obligations to keep such information confidential. To the Seller’s knowledge (i) there has been no misappropriation of material trade secrets of Seller or other Seller Intellectual Property material to the operation of the Business by any Person, (ii) no employee, independent contractor or agent of Seller has misappropriated material trade secrets of any other Person in the course of performance as an employee, independent contractor or agent of the Business, and (iii) no employee, independent contractor or agent of Seller is in material default or breach of any material term of any non-disclosure agreement, assignment of invention agreement or similar Contract pertaining to the protection, ownership, development, use or transfer of the Seller Intellectual Property.

(j) Except for Office Actions pertaining to Seller’s Registered Intellectual Property (true and correct copies of which have been made available to the Purchaser), the Seller is not party to any settlement, covenant not to sue, consent, decree, stipulation, judgment, or order resulting from any Action which (i) restricts the Seller’s rights to use any Seller Intellectual Property, (ii) restricts the Business in order to accommodate a third party’s Intellectual Property rights or (iii) requires any future payment by the Business. Except for restrictions set forth in inbound licenses listed in Section 5.11(m) of the Disclosure Schedule or that do not affect the Business, the Seller is not subject to any covenant not to compete or contract, limiting its ability to transact business in any market, field or geographical area or with any Person or prohibiting or impairing any acquisition of property (tangible or intangible) by the Seller.

(k) Except as set forth in Section 5.11(k) of the Seller Disclosure Schedule, all current and former employees, officers, directors, consultants and contractors of the Seller who contribute or have contributed to the creation or development of any material Intellectual Property used or held for use in the operation of the Business have executed written instruments with the Seller assigning all rights, title and interest in and to any such contributions to the Seller substantially in the Seller’s standard forms which have been made available to the Purchaser. No current or former employee, officer, director, consultant or independent contractor has any right in, right to receive payment or remuneration for, or interest in or with respect to, any such contributions used or held for use in the operation of the Business, any Seller Intellectual Property or any Intellectual Property purported to be Seller Intellectual Property. Except as listed in Section 5.11(k) of the Seller Disclosure Schedule, the Seller has not delivered, disclosed or licensed to any Person, or agreed to deliver, disclose or license to any Person, any material source code or material proprietary algorithms that is owned or claimed by the Seller and used or held for use in the Business as currently conducted (“Seller Source Code”).

(l) Section 5.11(l) of the Seller Disclosure Schedule lists Open Source Materials incorporated in the software that is owned or claimed by the Seller and used in or held for use in the Business as currently conducted (“Owned Software”) and describes the use of such Open Source Materials and whether the Open Source Materials were modified by Seller. Except as described in Section 5.11(l) of the Seller Disclosure Schedule, Seller has not incorporated Open Source Materials into, or combined Open Source Materials with, the Seller Intellectual Property or Owned Software. Seller has not (i) distributed Open Source Materials in conjunction with any Seller Intellectual Property or Owned Software, or (ii) used Open Source Materials in a manner that creates obligations for Seller with respect to Seller Intellectual Property or Owned Software, or grants to any third party, any rights or immunities under Seller Intellectual Property or Owned Software, including without limitation, using any Open Source Materials in a manner that requires, as a condition of use, modification or distribution of such Open Source Materials that other software incorporated into, derived from or distributed with such Open Source

Materials be (A) disclosed or distributed in source code form, (B) be licensed for the purpose of making derivative works, or (C) be redistributable at no charge. Seller is in material compliance with the terms of the Contracts governing Open Source Materials used or held for use in the Business.

(m) Except for inbound licenses to Open Source Materials listed in Section 5.11(m) of the Seller Disclosure Schedule and inbound licenses for off-the-shelf generally available commercial software products supplied under standard end user licenses for fees not in excess of $1,000 per seat, the Contracts listed in Section 5.11(m) of the Seller Disclosure Schedule constitute all material Contracts currently in effect to which the Seller is a party with respect to Intellectual Property used or held for use in the operation of the Business as currently conducted, including all material licenses currently in effect of Intellectual Property granted to or by the Seller and all material assignments of Intellectual Property (relating to Intellectual Property that is used or held for use in the operation of the Business as currently conducted) to or by the Seller, except for assignments by employees to the Seller pursuant to invention or copyright assignment agreements (such Contracts are collectively referred to herein as the “Intellectual Property Agreements”).

(n) To Seller’s knowledge, the software licensed, distributed or provided by Seller to third parties in connection with the Business and the Owned Software, (i) does not contain any clock, timer, counter, or other limiting or disabling code, design, routine or any viruses, Trojan horses, or other disabling or disruptive codes or commands that would cause the software to be made inoperable or otherwise limit or restrict the Seller’s or any Person’s ability to use the software after a specific or random number of years or copies, and (ii) does not contain any back doors or other undocumented access mechanism allowing unauthorized access to, and viewing, manipulation, modification or other changes to, the software or systems operating in conjunction therewith.

5.12	Material Contracts.

(a) Set forth on Section 5.12(a) of the Seller Disclosure Schedule are all of the following Contracts (with remaining rights or obligations), as of the date of this Agreement, entered into by the Seller in connection with the operation of the Business (collectively, together with the Intellectual Property Agreements, the “Material Contracts”):

(i) employment, severance, change of control, retention, bonus, commission, indemnification and any similar agreements with any Business Employee;

(ii) any collective bargaining agreement;

(iii) Contracts with customers or suppliers that require the receipt of, or expenditure by, the Seller of more than $50,000 annually;

(iv) any other Contracts that provide for the receipt or expenditure of more than $50,000 annually, except Contracts for the purchase or sale of goods or services by the Seller in the Ordinary Course of Business;

(v) Contracts restricting in any manner the Seller’s right to engage in any business activity or compete with any other Person, or restricting the Seller’s right to sell to or purchase from any other Person;

(vi) any Contract granting most favored nation pricing, exclusive sales, distribution, marketing or other exclusive rights, rights of refusal, rights of first negotiation or similar rights and/or terms to any Person;

(vii) any Contract of which the Seller has knowledge to which any employee, consultant or independent contractor of the Seller or the Business is bound that in any manner purports to (A) restrict such Person’s freedom to engage in any line of business or activity consistent with the Business, or (B) assign to any other Person such Person’s right to any Seller Intellectual Property;

(viii) Contracts for the purchase or sale of assets outside of the Ordinary Course of Business or for any merger, acquisition or disposition of a business;

(ix) any joint venture, partnership or similar type Contract involving a sharing of profits, losses, costs or liabilities by the Seller with any other Person;

(x) loan or credit agreements, pledge agreements, notes, security agreements, mortgage, debentures, indentures, factoring agreements, letters of credit or other Contract related to indebtedness; and

(xi) any other Contract that is reasonably material to the Business.

(b) The Seller has made available to the Purchaser true and complete copies of all of the Material Contracts (or a summary of the material terms of any oral Material Contract), including any amendments or modifications thereto. With respect to the Material Contracts (i) each Material Contract is valid, binding and enforceable in accordance with its terms; (ii) the Seller is not in default under or in violation of, in any material respect, any provision of any of the Material Contracts; (iii) the Seller has not received written notice, or to the Seller’s knowledge, oral notice, of alleged nonperformance or other noncompliance with respect to its obligations under any of the Material Contracts, which alleged nonperformance or other noncompliance is currently unresolved, nor any notice that is currently unresolved that any of the Material Contracts may be totally or partially terminated or suspended by any other party thereto; and (iv) to the Seller’s knowledge, no other party to any Material Contract is in breach or noncompliance with its obligations under such Material Contract. No party to any Material Contract has communicated to Seller in writing, or to the Seller’s knowledge, orally, of any intention to cancel, withdraw or materially modify or amend such Contract.

5.13	Customers, Suppliers, Etc.

(a) Section 5.13 of the Seller Disclosure Schedule sets forth the names of the Persons providing the twenty largest sources of revenue of the Business as measured by the aggregate revenue for the fiscal year ended on June 30, 2010, and the twenty largest suppliers of the Business as measured by aggregate cost of items or services purchased for the fiscal year ended on June 30, 2010.

(b) None of the Persons set forth in Section 5.13 of the Seller Disclosure Schedule has canceled or otherwise terminated, or provided any written notice to the Seller that it intends to cancel or otherwise terminate its relationship with the Seller, and to the Seller’s knowledge no such Person has indicated either orally or in writing that it intends to cancel or otherwise terminate its relationship with the Seller. The Seller has not engaged in any fraudulent conduct with respect to any Person set forth in Section 5.13 of the Seller Disclosure Schedule. With respect to the Persons set forth in Section 5.13 of the Seller Disclosure Schedule, the revenues derived from such Persons have not in the aggregate, at any time on or after the Balance Sheet Date, caused the revenue of the Business to decrease materially, nor have any such Persons indicated in writing or, to the Seller’s knowledge, orally that they anticipate a material decline in the revenues they provide to Seller such that the revenue of the Business will decline materially or that they anticipate changing any terms that could result in a material decrease in the revenues of the Business.

5.14	Accounts Receivable.

Subject to any allowances set forth in the Current Balance Sheet, the accounts receivable shown in the Current Balance Sheet, (i) arose in the Ordinary Course of Business; (ii) were not, as of the Balance Sheet Date, subject to any agreed-upon discount, contingency, claim of offset or recoupment or counterclaim; and (iii) represented, as of the Balance Sheet Date, bona fide claims against debtors for sales, leases, licenses and other charges. All accounts receivable of the Company arising after the Balance Sheet Date through the date of this Agreement arose in the Ordinary Course of Business and, as of the date of this Agreement, are not subject to any agreed-upon discount, contingency, claim of offset or recoupment or counterclaim, except for normal allowances consistent with past practice.

5.15	Tax Matters.

(a) All Tax Returns required to be filed by the Seller with respect to the Business on or prior to the Closing Date have been or will be duly and timely filed in all required jurisdictions (taking into account all applicable extensions), and all such Tax Returns are or will be correct and complete in all material respects. The Seller has duly and timely paid or properly accrued all Taxes and other charges for which it is or may be liable (whether or not shown on or required to be shown on any Tax Return) with respect to the Business. There are no Liens for Taxes on Transferred Assets or the Business except for Permitted Liens.

(b) No audit or other proceeding by any Governmental Authority is pending or, to the Seller’s knowledge, threatened with respect to any Taxes due from the Seller related to the Business or any Tax Return filed or required to be filed by the Seller in respect of the Business. No assessment or deficiency for any Tax has been proposed or, to the Seller’s knowledge, threatened against the Seller with respect to the Business. There are no unexpired waivers of any statute of limitations with respect to any Taxes for which the Seller may be liable with respect to the Business.

(c) The Seller is not a party to any Tax allocation, sharing or similar agreement, and no such agreement applies with respect to the Business. The Seller (i) has never been a member of an affiliated group filing a consolidated or combined income Tax Return and (ii) has no present liability for Taxes of any Person (other than its own).

(d) The Seller has withheld and paid (or caused to be withheld and paid) all Taxes required to have been withheld and paid by it or with respect to the Business in connection with any amounts paid or owing to any independent contractor, creditor, stockholder or other third party.

(e) No written claim has ever been made by a tax authority in a jurisdiction where Tax Returns have not been filed by the Seller with respect to the Business that the Seller or the Business is or may be subject to taxation by that jurisdiction.

5.16	Legal Proceedings.

There is no action, suit, claim or proceeding (collectively, “Actions”) of any nature pending against the Seller, or to the Seller’s knowledge, threatened to be brought against the Seller or its properties (tangible and intangible) with respect to the Business or any of the Seller’s officers or directors (in their capacities as such). There is no judgment, injunction, order or decree of a Governmental Authority binding upon the Seller with respect to the Business that would prohibit or impair the operation of the Business.

5.17	Employee Benefits.

The Seller has maintained, administered and funded each such material Benefit Plan in all material respects in accordance with its terms, and is in material compliance with the terms of each such Benefit Plan and all Applicable Laws for each such Benefit Plan.

5.18	Employees.

The Seller is not party to or bound by any industrial agreement made under the Workplace Relations Act 1996 (Cth) or the Fair Work Act 2009 (Cth) (including, but not limited to, individual or collective bargaining agreements under this legislation) or other unregistered industrial agreement with the Seller’s Business Employees, a union or unions applicable to its Business Employees (each a “Seller Industrial Agreement”), and no Seller Industrial Agreement is being negotiated by the Seller. As of the date of this Agreement, there is no labor dispute, strike, grievance, work stoppage or other collective bargaining disputes against the Seller pending or, to the Seller’s knowledge, threatened that would interfere with the operation of the Business, nor since inception of the Seller has the Seller experienced any such labor dispute, strike, grievance, work stoppage, or other collective bargaining disputes. As of the date of this Agreement, to the Seller’s knowledge, the Seller has not committed any unfair labor practice in connection with the operation of the Business, nor to the Seller’s knowledge, has any Person complained of or initiated an investigation about unfair labor practices.

5.19	Environmental Matters.

(a) The Seller possesses all material Environmental Permits that are required for the operation of the Business as currently conducted by the Seller, and the Seller has complied in all material respects with such Environmental Permits. Complete copies of such Environmental Permits, if any, have been delivered or made available to the Purchaser. All of the Environmental Permits are in full force and effect, and there is no actual or threatened proceeding to revoke any such Environmental Permit.

(b) The Business has been and is in compliance in all material respects with all applicable Environmental Laws.

(c) The Seller has not received any written notice from any Governmental Authority regarding any actual or alleged violation of Environmental Laws or Environmental Permits, including any investigatory, remedial, or corrective obligations relating to the Seller or its facilities arising under Environmental Laws.

(d) Except in compliance with Environmental Laws and in a manner that would not reasonably be expected to subject the Seller to material Liability, to the Seller’s knowledge: no asbestos-containing materials, polychlorinated biphenyls, underground storage tank, or landfill, impoundment or other disposal area containing Hazardous Materials, is present on any real property owned, leased or operated by the Seller or were present on any other real property at the time it ceased to be owned, leased, or operated by the Seller or the Seller with respect to the Leased Real Property.

(e) To the Seller’s knowledge, the Seller made available to the Purchaser all assessments and investigations concerning possible non-compliance by the Seller with Environmental Laws or the presence of Hazardous Materials on the Leased Real Property at any time.

5.20	Related Party Transactions.

The Seller is not party to any Contract with any of the Seller’s current or former directors or officers, the Seller’s Affiliates or, to the Seller’s knowledge, any immediate family member of any of such Persons, or any trust, partnership or corporation in which any of such Persons has or has had an interest (the “Related Parties”) other than (i) normal employment arrangements, (ii) as set forth on Section 5.20 of the Disclosure Schedule or (iii) Contracts that do not relate to the Business. No Related Party has, directly or indirectly, (i) any interest in any entity that furnishes or sells services, products, or technology that the Business furnishes or sells, or (ii) any interest in any entity that purchases from or sells or furnishes to the Business, any goods or services. No property or interest in any property that is material to the Business as currently conducted is owned or leased by or to any Related Party. All transactions in connection with the Business pursuant to which any Related Party has purchased any services, products, or technology from, or sold or furnished any services, products or technology to, the Seller have been on an arms-length basis on terms no less favorable to the Seller than would be available from an unaffiliated party.

5.21	Insurance.

The Seller maintains insurance covering the Seller and the Business in customary forms and amounts. There is no claim by the Business pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed or that the Seller or Business has a reason to believe will be denied or disputed by the underwriters of such policies or bonds. There is no pending claim of which its total value (inclusive of defense expenses) will exceed the policy limits. All premiums due and payable under all such policies and bonds have been paid (or if installment payments are due, will be paid if incurred prior to the Closing Date), and the Seller and the Business are otherwise in compliance in all material respects with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). The Seller has not maintained, established, sponsored, participated in or contributed to any self-insurance plan.

5.22	Books and Records.

The minute books of the Seller contain a complete and accurate summary of all meetings of directors and stockholders or actions by written consent since the time of incorporation of the Seller through the date of this Agreement. The books, records and accounts of the Seller (i) are correct and complete in all material respects, (ii) have been maintained in accordance with reasonable business practices on a basis consistent with prior years, and (iii) are stated in reasonable detail and accurately and fairly reflect all of the transactions and dispositions of the assets and properties of the Seller.

5.23	Brokers’ Fees.

No investment banker, broker, finder, consultant or intermediary, other than Arbor Advisors, the fees and expenses of which will be paid exclusively by the Seller, is entitled to any investment banking, broker, finder’s or similar fee or commission in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by or on behalf of the Seller.

5.24	Commercial Bribery and Fraud.

None of the Seller, nor any of its current or former officers, directors, employees, agents or representatives has, directly or indirectly made any bribe, kickback or other unrecorded payment to any Person seeking to influence any action or inaction by such Person, or to obtain favorable treatment in securing business or other special concessions from such Person or the business or government that such Person represents or that employs such Person, or to obtain any illegal payments or other consideration from such Person or the business or government that such Person represents or that employs such Person.

5.25	Privacy Policies.

The Seller and its Business Employees, have (i) complied at all times with all applicable privacy laws and regulations and contractual obligations regarding the collection, processing, disclosure and use of all data consisting of personally identifiable information that is, or is capable of being, associated with specific individuals, (ii) complied with Seller’s privacy policy substantially in the form provided to Purchaser with respect to personally identifiable information; and (iii) taken all appropriate and industry standard measures to protect and maintain the confidential nature of any personally identifiable information that Seller has collected or otherwise acquired.

5.26	Complete Copies of Materials.

The Seller has delivered true and complete copies of each document referred to in the Seller Disclosure Schedule.

5.27	“Black Hat” SEO.

The Seller has not engaged, and has not authorized any agent to engage nor, to Seller’s knowledge, has any agent engaged, in any of the following techniques meant by Seller to deceptively optimize search engine results:

(a) link farming, meaning using websites, other than those set forth in Section 5.27(a) of the Disclosure Schedule (“Related Websites”), that the Seller owns or controls to link to the Website and Related Websites for the purpose of inflating the Websites’ apparent popularity;

(b) cloaking, meaning deliberately showing content to search engine spiders that is different than content shown to a human user’s browser to influence the Seller’s search ranking or the content displayed within search results;

(c) doorway pages (similar to cloaking), meaning having a webpage that is created for spamming the index of a search engine by inserting results for a particular phrase whereby the end user is then re-directed to a substantially different webpage (provided, that this technique is not a 301 webpage re-direct returned to both search engines and human users);

(d) hidden text, meaning using text on a website that is unreadable by humans and used solely for search engines (excluding meta data and other generally accepted practices) in an attempt to manipulate a website’s search results ranking;

(e) selling links or using disguised exchanges or otherwise accepting anything of value for a link from the Website to another website outside of ordinary industry practices;

(f) using website tools for the purpose of spamming, including, without limitation, offering a website hit counter that creates links on third-party websites to the Website (excluding the RetailMeNot browser plugins and widget) or Related Websites;

(g) purchasing paid links to the Website or Related Websites, except as disclosed in Section 5.27 of the Disclosure Schedule, including, without limitation, purchasing links through networks;

(h) cookie stuffing, meaning the placing of an affiliate network’s conversion tracking cookie into a consumer’s browser without the consumer engaging in the action required by the applicable affiliate network to place the cookie, including the deceptive practice of placing multiple merchant tracking cookies at one time into a consumer’s browser as a result of a single click from the consumer;

(i) content spinning, meaning publishing altered versions of the Website’s content on other websites with links back to the Website or Related Websites, other than similar sites used by the U.K. LLP;

(j) masking the presence on the Website of links to external web sites to prevent search engines from indexing the external links, other than masking (x) engaged in by the Purchaser or its Affiliates, (y) generally accepted in the industry and (z) set forth in Section 5.27 of the Seller Disclosure Schedules;

(k) domain redirection, meaning buying websites and redirecting them to the Website or Related Websites, to increase the site’s PageRank (domain redirection would not include except buying and redirecting similarly titled websites intended to capture misspellings or similar names);

(l) blog and social profile hijacking, meaning registering expired accounts on social networks and other user-generated content platforms (e.g., blogs), registering them as new, and adding links to the Website or Related Websites from the now-controlled pages;

(m) cross-site scripting for links, meaning injecting links onto vulnerable third-party web pages without the owner’s consent and then by other techniques, causing the pages to be visible to search engines;

(n) web log referrer stuffing, meaning using automated software to visit websites and pass a false referrer url to such websites to promote a certain website (the “Promoted Website”) such that public access reports produced by commonly used industry accepted log file analysis software, including AWstats and Webalyzer, will contain links to the Promoted Website;

(o) splogging, meaning creating blogs with (i) automated content generation software or (ii) feeds from other websites, in each case that link back to the Website or Related Websites and where the content of such blogs is (x) meant to appear as genuine or (y) stolen or copied from such other websites;

(p) comment spamming, meaning leaving comments on blogs with no relationship to the content on such blogs in order to receive links to the Website or Related Websites; and

(q) tracking code manipulation, meaning that the Seller has not now or in the past altered the Website’s analytics tracking code in a way that would distort the sources of the Website’s traffic.

5.28	Pay Per Click.

Section 5.28 of the Seller Disclosure Schedule lists all pay per click or other online advertising campaigns of the Seller in calendar 2009 and 2010, except for such campaigns that, in the aggregate, did not involve the payment of more than $10,000 per calendar year.

5.29	Restrictions on Business Activities.

There is no agreement, judgment, injunction, order or decree binding upon the Seller or the Business that has or could reasonably be expected to have the effect of prohibiting or impairing any current or future business practice of the Seller or the Business, any acquisition of property by the Seller or the Business or the conduct of Business by the Seller.

5.30	Website.

The websites, URLs and domain names consisting of the Website, and the ancillary websites listed in Section 5.11(a) of the Seller Disclosure Schedule are all of the websites, URLS and domain names used or owned by the Seller or the Principals in the Business. No website, URL or domain name owned by Seller or the Principals other than the Website and “retailmenot.cm”, contains the terms “retailmenot” or any other terms substantially similar thereto.

5.31	Anti-Competition Laws.

The Seller is not a party, and has not during the last 6 years been a party, to any of the following in respect of the Business: (i) any agreement, arrangement concerted practice or course of conduct which is wholly or partly void or unenforceable under any Anti-Competition Laws, or which may render the Seller liable to proceedings under any Anti-Competition Laws concerning competition; and (ii) any agreement or arrangement or business practice in respect of which any request for information, statement of objections or similar matter has been received from any Government Authority.

5.32	Projections.

In connection with the Purchaser’s investigation of the Business, the Purchaser may have received from or on behalf of the Seller estimates, projections or forecasts, including, without limitation, projections of revenues, income from operations or cash flows. The Purchaser acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and forecasts, and the Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and forecasts and future plans so furnished or made available to it (including, without limitation, the reasonableness of the assumptions underlying such estimates, projections, forecasts and plans). Accordingly, the Seller makes no representation or warranty with respect to such estimates, projections, forecasts and plans (including, without limitation, the reasonableness of the assumptions underlying such estimates, projections, forecasts and plans).

5.33	Compliance with Securities Laws.

(a) The Seller is not a U.S. Person and the Seller is not acquiring the Securities for the account or benefit of, directly or indirectly, any U.S. Person. The Seller was and is outside the United States when receiving and executing this Agreement, and is acquiring the Securities for investment only and not with a view to resale or distribution and, in particular, has no intention to distribute either directly or indirectly any of the Securities in the United States or to U.S. Persons.

(b) The receipt of the Shares by the Seller does not cause King Holdings (Vic) Pty Ltd ACN 147 435 970 as trustee for the King Holdings Trust C/- BDO (NSW-VIC) Pty Ltd, and Clark/Kirk Holdings Pty Ltd ACN 147 455 767 as trustee for the Clark/Kirk Holdings Trust C/- BDO (NSW-VIC) Pty Ltd to infringe any law of Australia relating to the ownership of shares in foreign bodies nor does it require such persons to obtain any Australian Governmental Authority approval or consent.

(c) The Seller acknowledges and agrees that the Securities have been offered in an offshore transaction, and the Securities have not been registered with the U.S. Securities and Exchanges Commission under the Securities Act and as such, they may not be offered for sale, sold, delivered after sale, transferred, hedged, pledged or hypothecated in the absence of such registration in the U.S. or to or for the account or benefit of U.S. Persons except in accordance with the provisions or Regulation S under the Securities Act, pursuant to another available exemption from registration under the Securities Act or pursuant to a registration statement under the Securities Act.

(d) The Seller has had an opportunity to discuss the Purchaser’s business, management and financial affairs with the Purchaser’s management and the opportunity to inspect the Purchaser’s facilities and such books and records and material contracts as the Seller deemed necessary to its determination to acquire the Shares. The Seller has relied only upon the information provided to him or her in writing by the Purchaser, or information from books and records of the Purchaser. No oral representations have been made or oral information furnished to the Seller or its advisor(s) by the Purchaser in connection with the offering of Shares which were not contained therein or were inconsistent therewith.

(e) The Seller understands that the Shares and any Securities will bear the following legends:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISTRIBUTED DIRECTLY OR INDIRECTLY, IN THE UNITED STATES, ITS TERRITORIES, POSSESSIONS, OR AREAS SUBJECT TO ITS JURISDICTION, OR TO OR FOR THE ACCOUNT OR BENEFIT OF A “U.S. PERSON” AS THAT TERM IS DEFINED IN RULE 901 OF REGULATION S OF THE ACT,

AT ANY TIME PRIOR TO ONE YEAR AFTER THE ISSUANCE OF THIS CERTIFICATE, EXCEPT (I) IN CONJUNCTION WITH AN EFFECTIVE REGISTRATION STATEMENT FOR THE SHARES UNDER SUCH ACT, (II) IN COMPLIANCE WITH AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR (III) IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S. NO HEDGING TRANSACTIONS INVOLVING THE SECURITIES MAY BE CONDUCTED UNLESS IN COMPLIANCE WITH THE ACT.”

(f) The Seller understands that no public market now exists for the Shares, and that the Parent has made no assurances that a public market will ever exist for the Shares.

5.34	Disclosure.

To the Seller’s knowledge, no representation or warranty made by Seller in this Agreement or the exhibits or schedules hereto or certificates delivered hereunder, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements or facts contained herein or therein not misleading in light of the circumstances under which they were furnished.

ARTICLE VI – REPRESENTATIONS AND WARRANTIES OF THE PURCHASER PARTIES

Each Purchaser Party represents and warrants to the Seller that, except as set forth in the disclosure schedules delivered by the Purchaser Parties to the Seller concurrently herewith (the “Purchaser Disclosure Schedule”), the statements contained in this Article VI are true and correct as of the date of this Agreement and the Closing Date. The Seller acknowledges and agrees that (a) inclusion of information in any section of the Purchaser Disclosure Schedule shall not be construed as an admission that such information is material to the business or the results of operations or financial condition of the applicable Purchaser Party; and (b) if any section of the Purchaser Disclosure Schedule lists an item or information in such a way as to make its relevance reasonably apparent on its face to another section of the Purchaser Disclosure Schedule, the matter shall be deemed to have been disclosed in such other section of the Purchaser Disclosure Schedule, notwithstanding the omission of an appropriate cross-reference to such other section.

6.1	Organization, Qualification and Corporate Power.

Each Purchaser Party is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization, with full limited liability company or corporate power and authority to conduct its business as currently conducted and to own and use the properties owned and used by it. Each Purchaser Party is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as applicable, would not have a material adverse effect on its ability to consummate the transactions contemplated by this Agreement.

6.2	Enforceability.

All limited liability company or corporate action on the part of each Purchaser Party and its respective officers, managers and members necessary for the authorization, execution, delivery and performance of this Agreement and the other Transaction Documents to which such Purchaser Party is or will be a party and the performance of all of such Purchaser Party’s obligations under this Agreement and the other Transaction Documents to which such Purchaser Party is or will be a party has been taken or will be taken as of or prior to the Closing. This Agreement has been, and each of the other Transaction Documents to which each Purchaser Party is a party at the Closing will have been, duly executed and delivered by such Purchaser Party, and this Agreement is, and each of the other Transaction Documents to which such Purchaser is or will be a party will be (assuming the due authorization, execution and delivery by the other parties hereto and thereto) at the Closing a legal, valid and binding obligation of such Purchaser Party, enforceable against such Purchaser Party in accordance with its terms, except to the extent that enforceability hereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by the principles of equity regarding the availability of remedies.

6.3	No Violations; Consents.

(a) The execution and delivery of this Agreement and the other Transaction Documents by each Purchaser Party does not, and the performance by such Purchaser Party of its obligations under this Agreement and the other Transaction Documents will not: (i) conflict with or violate any provision of the governing documents of such Purchaser Party, (ii) conflict with or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in creation of any Lien upon any properties or assets of such Purchaser Party, or give to any Person any right of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any Contract to which such Purchaser Party is a party or by which any properties or assets of such Purchaser Party is bound, or (iii) result in a violation of any law or any judgment, decree, order, regulation or rule of any court or other Governmental Authority applicable to such Purchaser Party, except in the case of (ii) or (iii) as would not reasonably be expected to cause a material adverse effect on the assets, business, properties, operations, financial condition or results of operations of such Purchaser Party and its Subsidiaries, taken as a whole or materially and adversely impact such Purchaser Party’s ability to consummate the Asset Purchase or timely perform its obligations under this Agreement and the other Transaction Documents or materially delay the consummation of the Asset Purchase.

(b) The execution and delivery of this Agreement and the other Transaction Documents by each Purchaser Party does not, and the performance of this Agreement and the other Transaction Documents by such Purchaser Party of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby will not, require any consent, approval, authorization or permit of, or filing by such Purchaser Party with or notification by the Purchaser Party to, any Person.

6.4	Compliance with Law.

No Purchaser Party is in conflict with, or in default or in violation of any decree, order or arbitration award and has not been in any material respect in conflict with, or in default or in violation of, any law, statute, rule or regulation of any Governmental Authority applicable to the such Purchaser Party or by which such Purchaser Party is bound or affected (“Purchaser Applicable Law”) except, in each case, as would not reasonably be expected to cause a material adverse effect on the assets, business, properties, operations, financial condition or results of operations of such Purchaser Party and its Subsidiaries, taken as a whole, or would reasonably be expected to materially delay or prevent the consummation of the transactions contemplated by this Agreement. Other than as set forth on Section 6.4 of the Purchaser Disclosure Schedule, no Purchaser Party has received written notice or communication from any Governmental Authority alleging noncompliance with any Purchaser Applicable Law; and (c) there is no judgment, injunction, order or decree of a Governmental Authority binding upon the Purchaser, except as would not result in a material Liability to the Purchaser.

6.5	Brokers’ Fees.

No investment banker, broker, finder, consultant or intermediary, other than Stifel, Nicolaus & Co., is entitled to any investment banking, broker, finder’s, or similar fee or commission in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by or on behalf of any Purchaser Party.

6.6	Litigation.

No Action of any nature is pending before a Governmental Authority or, to the Purchaser’s knowledge, threatened before a Governmental Authority against a Purchaser Party or its Subsidiaries or their proprieties (tangible and intangible) or any of the their officers or directors (in their capacities as such), in each case that would result in a material Liability to such Purchaser Party or its Subsidiaries, taken as a whole or that that questions the validity of this Agreement or any of the Transaction Documents to which such Purchaser Party is a party or the transactions contemplated by this Agreement or any such Transaction Documents. No Purchaser Party is subject to any order, writ, judgment, injunction, decree, determination or award that prohibits or restricts the transactions contemplated by this Agreement or any such Transaction Document. There are no such Actions pending or threatened against a Purchaser Party that would materially and adversely impact the ability of such Purchaser Party to consummate the Asset Purchase.

6.7	Financial Statements; No Undisclosed Liabilities.

(a) The consolidated financial statements of the Parent set forth on Section 6.7 of the Purchaser Disclosure Schedule (i) are derived from the books and records of the Parent and its Subsidiaries, (ii) have been prepared in accordance with U.S. generally accepted accounting principles, consistently applied during the periods covered thereby (unless as otherwise disclosed therein) and (iii) fairly present in all material respects the financial position and the results of operations of the Parent and its Subsidiaries as of the dates and during the periods indicated therein, except for, with respect to interim financial statements, (i) normal year-end adjustments that are not, individually or in the aggregate, material, (ii) the omission of accompanying notes and schedules and (iii) the omission of a line item for stock-based compensation expense.

(b) Except as reflected in the financial statements on Section 6.7 of the Purchaser Disclosure Schedule, the Parent and its Subsidiaries have no Liabilities that are required by U.S. generally accepted accounting principles to be reflected on the consolidated balance sheet of the Parent, except for Liabilities incurred since the date of the latest balance sheet included in the financial statements in the ordinary course of business consistent with past practices. Except for Liabilities reflected in the financial statements on Section 6.7 of the Purchaser Disclosure Schedule, the Parent and its Subsidiaries have no off balance sheet Liability of any nature to, or any financial interest in, any third party or entities, the purpose or effect of which is to avoid or adjust the recording of expenses incurred by the Parent or its Subsidiaries.

6.8	Capitalization; Related Agreements.

(a) The authorized and outstanding capital stock of the Parent, detailed by class and series, is as set forth on Section 6.8 of the Purchaser Disclosure Schedule. Except for (i) outstanding capital stock set forth in Section 6.8 of the Purchaser Disclosure Schedule and (ii) shares of common stock set forth on Section 6.8 of the Purchaser Disclosure Schedule as reserved for issuance upon exercise of options granted and outstanding under an option plan of the Parent, as described in Section 6.8 of the Purchaser Disclosure Schedule, no shares of capital stock or other voting securities of the Parent (whether or not vested) are issued, reserved for issuance or outstanding.

(b) The designations, powers, preferences, rights, qualifications, limitations and restrictions in respect of each class and series of authorized capital stock of the Parent are as set forth in the second amended and restated certificate of incorporation of the Parent, as delivered to the Seller, and all such designations, powers, preferences, rights, qualifications, limitations and restrictions are valid, binding and enforceable and in accordance with all Purchaser Applicable Laws. All outstanding shares of capital stock of the Parent have been duly authorized and validly issued and are fully paid and non-assessable. All of the outstanding securities of the Parent were issued in compliance with all applicable United States federal and state securities laws. None of such outstanding securities has been issued in violation of any preemptive rights, rights of first refusal or similar rights. Other than as set forth on Section 6.8 of the Purchaser Disclosure Schedule, there are no outstanding options, warrants, convertible securities, calls, rights, commitments, preemptive rights or agreements or instruments or understandings of any character to which the Parent is a party or by which the Parent is bound, obligating the Parent to issue, deliver or sell, or cause to be issued, delivered or sold, contingently or otherwise, additional shares of its capital stock or any securities or obligations convertible into or exchangeable for such shares or to grant, extend or enter into any such option, warrant, convertible security, call, right, commitment, preemptive right or agreement. There are no outstanding obligations, contingent or other, of the Parent to purchase, redeem or otherwise acquire any shares of its capital stock. There are no voting agreements, shareholders agreements, investor rights agreements or other Contracts, arrangements, plans or understandings restricting or otherwise relating to voting, dividend or other rights with respect to the capital stock of the Parent other than as set forth on Section 6.8 of the Purchaser Disclosure Schedule. The Parent

has delivered to the Seller correct and complete copies of each Contract listed on Section 6.8 of the Purchaser Disclosure Schedule, including all amendments. The Parent owns 100% of the capital stock of the Purchaser and no Person has any right to obtain any ownership interest in, or to acquire directly or indirectly, the Purchaser or its assets, except for security interests associated with the Debt Financing.

6.9	Valid Issuance

The Shares being issued to the Seller pursuant to this Agreement, when issued, sold, and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly issued, fully paid, and nonassessable, and shall be free of any Lien as well as any other restrictions on transfer other than restrictions on transfer under (i) applicable United States federal and state and foreign securities laws and (ii) Parent’s Second Amended and Restated Right of First Refusal and Co-Sale Agreement. The shares of common stock issuable upon conversion of the Shares have been duly and validly reserved for issuance and, upon issuance in accordance with the terms of the Parent’s second amended and restated certificate of incorporation, shall be free of any Lien as well as any other restrictions on transfer other than restrictions on transfer under (i) applicable United States federal and state and foreign securities laws and (ii) Parent’s Second Amended and Restated Right of First Refusal and Co-Sale Agreement. Upon issuance of the Shares, the Seller will have valid and binding rights to registration of the shares of common stock issuable upon conversion of the Shares. Based in part on the accuracy of the representations and warranties of the Seller contained in Section 5.33 hereof, the issuance and sale of the Shares are exempt from registration under the provisions of the Securities Act.

6.10	Independent Investigation.

The Purchaser Parties have conducted an independent investigation of the Business and the financial condition, results of operations, assets, liabilities, properties and prospects of the Seller and, in making their determination to proceed with the transactions contemplated by this Agreement, the Purchaser Parties have relied solely on the results of such investigation and on the representations and warranties of the Seller expressly set forth in Article IV of this Agreement, including the Seller Disclosure Schedule. The Purchaser Parties disclaim any reliance upon any statements or representations made by the Seller or its Representatives, except as expressly provided in this Agreement.

6.11	No Material Adverse Effect.

Since the date of the balance sheet of Parent set forth on Section 6.7 of the Purchaser Disclosure Schedule, the Parent and its Subsidiaries, taken as a whole, have not had any change, development, fact, condition, event, occurrence or effect that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the assets, business, properties, operations, condition (financial or otherwise) or results of operations of the Parent and its Subsidiaries, taken as a whole, or would reasonably be expected to materially delay or prevent the consummation of the transactions contemplated by this Agreement.

6.12	Disclosure.

To the Purchaser’s knowledge, no representation or warranty made by a Purchaser Party in this Agreement or the exhibits or schedules hereto or certificates delivered hereunder, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements or facts contained herein or therein not misleading in light of the circumstances under which they were furnished.

ARTICLE VII – CONDITIONS TO CLOSING

7.1	Conditions Precedent to the Obligations of the Purchaser Parties.

The obligations of the Purchaser Parties under this Agreement to consummate the Asset Purchase will be subject to the satisfaction or fulfillment on or before the Closing Date of the following conditions, any one or more of which may be waived only in writing by the Purchaser Parties.

(a) Representations and Warranties. Each of the representations and warranties of the Seller and the Principals contained in this Agreement shall be true and correct in all material respects as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date (except that representations and warranties qualified by “materiality” or “Material Adverse Effect” shall be true and correct as set forth therein), and except to the extent that any such representations and warranties expressly speak as of a particular date, which such representation and warranties shall be true and correct as set forth therein.

(b) Covenants. The Seller and each of the Principals shall have performed or complied in all material respects with all covenants, agreements and obligations required to be performed or complied with by it or him under this Agreement as of or prior to the Closing Date.

(c) No Governmental Action. No Governmental Authority having jurisdiction over the Seller or the Purchaser shall have issued an order, decree or ruling or taken any other action enjoining or otherwise prohibiting consummation of the Asset Purchase substantially on the terms contemplated by this Agreement.

(d) Legal Opinion. Seller’s Australian counsel shall have delivered a legal opinion to Purchaser, in a customary form reasonably acceptable to Purchaser.

(e) No Material Adverse Effect. There shall not have been a Material Adverse Change between the date of this Agreement and the Closing Date other than as may have been cured as of the Closing Date.

(f) U.K. LLP. Except as permitted pursuant to Section 8.16, the Seller shall have acquired all right, title and interest to 100% of the ownership interests of the U.K. LLP.

(g) Closed Websites. The Seller shall have ceased all business operations at the Closed Websites.

(h) Debt Financing. The proceeds of the Debt Financing shall be available to the Purchaser.

(i) Other Closing Deliveries. The Seller shall have delivered to the Purchaser the following:

(i) Secretary’s Certificate. A certificate, in a reasonable and customary form, dated as of the Closing Date, signed by the secretary or an assistant secretary of the Seller certifying as to (i) the incumbency of officers executing this Agreement and the Transaction Documents and (ii) the resolutions of the board of directors of the Seller authorizing the execution, delivery and performance by the Seller of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

(ii) Seller Closing Certificate. The Purchaser shall have received a certificate, in a reasonable and customary form, dated the Closing Date and executed by a senior officer of the Seller to the effect that the statements set forth in Sections 7.1(a) and (b) with respect to the Seller, and 7.1(e) and (g) are true and correct.

(iii) Principal Closing Certificates. The Purchaser shall have received a certificate, in a reasonable and customary form, dated the Closing Date and executed by each Principal to the effect that the statements set forth in Sections 7.1(a) and (b) with respect to such Principal are true and correct.

(iv) Escrow Agreement. The Seller shall have executed and delivered to the Purchaser and the Escrow Agent, the Escrow Agreement.

(v) Bill of Sale and Assignment Agreements. The Seller shall have executed and delivered the Bill of Sale, Assignment and Assumption Agreement substantially in the form attached as Exhibit B, the Intellectual Property Assignment Agreement substantially in the form attached as Exhibit C, and each specific assignment agreement reasonably necessary to reflect the sale of specific Transferred Assets.

(vi) Transition Services Agreement. The Seller shall have executed and delivered the Transition Services Agreement substantially in the form attached as Exhibit D (the “Transition Services Agreement”).

(vii) Required Consents. The Purchaser shall have received the third party consents set forth in Section 7.1(i)(viii) of the Seller Disclosure Schedule (the “Required Consents”).

(viii) Deed of IP Assignment. Each of the Principals, Shane Hanna, Leigh Hanney and Simon Richardson shall have executed the Deed of IP Assignment substantially in the form attached as Exhibit F.

(ix) Payoff Letter. The Purchaser shall have received an executed payoff letter from Arbor Advisors, in a form and substance reasonably satisfactory to Purchaser, stating that upon receipt of its broker’s fee that it shall not be owed any additional amounts by the Seller in connection with the Asset Purchase and releasing the Seller and the Purchaser Parties from any and all claims associated therewith.

7.2	Conditions Precedent to the Obligations of the Seller.

The obligations of the Seller under this Agreement to consummate the Asset Purchase shall be subject to the satisfaction or fulfillment on or before the Closing Date of the following conditions, any one or more of which may be waived only in writing by the Seller.

(a) Representations and Warranties. Each of the representations and warranties of the Purchaser Parties contained in this Agreement shall be true and correct in all material respects as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date except that representations and warranties qualified by “materiality” or “Material Adverse Effect” shall be true and correct as set forth therein), and except to the extent that any such representations and warranties expressly speak as of a particular date, which such representation and warranties shall be true and correct as set forth therein.

(b) Covenants. Each Purchaser Party shall have performed or complied in all material respects with all of its respective covenants, agreements and obligations required to be performed or complied with under this Agreement as of or prior to the Closing Date.

(c) Governmental Action. No Governmental Authority having jurisdiction over the Seller or the Purchaser shall have issued an order, decree or ruling or taken any other action enjoining or otherwise prohibiting consummation of the Asset Purchase substantially on the terms contemplated by this Agreement.

(d) Debt Financing. The proceeds of the Debt Financing shall be available to the Purchaser.

(e) Other Closing Deliveries. The Purchaser Parties shall have delivered to the Seller the following, in reasonable and customary form:

(i) Secretary’s Certificate. A certificate, dated as of the Closing Date, signed by the secretary or an assistant secretary of each of Purchaser Party certifying as to (i) the incumbency of officers executing this Agreement and the Transaction Documents and (ii) the resolutions of the board of directors of the applicable Purchaser Party authorizing the execution, delivery and performance by the applicable Purchaser Party of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

(ii) Purchaser Closing Certificate. The Seller shall have received a certificate dated the Closing Date and executed by a senior officer of each of the Purchaser Parties to the effect that the statements set forth in Sections 7.2(a) and (b) are true and correct.

(iii) Escrow Agreement. The Purchaser shall have executed and delivered to the Seller and the Escrow Agent, the Escrow Agreement.

(iv) Bill of Sale, Assignment and Assumption Agreement. The Purchaser shall have executed and delivered the Bill of Sale, Assignment and Assumption Agreement attached as Exhibit B.

(v) Note. The Purchaser shall have executed and delivered the Note attached as Exhibit E.

(vi) Shares. The Parent shall have delivered the Shares in accordance with Section 3.1.

(f) Legal Opinion. Parent’s counsel shall have delivered a legal opinion to the Seller and the Principals, in a customary form reasonably acceptable to Seller, as to the validity of the Shares and enforceability of the Note.

ARTICLE VIII – COVENANTS

8.1	Conduct of Business.

Except as expressly contemplated in or permitted by this Agreement, with the written consent of the Purchaser, which shall not be unreasonably withheld, delayed or conditioned, or as required by Applicable Law or as set forth in Section 8.1 of the Seller Disclosure Schedule: (a) the Seller shall, from the date of this Agreement to the Closing, conduct the Business in the Ordinary Course of Business; and (b) without limiting the generality of the foregoing, the Seller, will not take any of the followings actions as related to the Business:

(a) increase the compensation or benefits, including severance arrangements, of any Business Employee other than in the Ordinary Course of Business;

(b) enter into, accelerate, terminate, modify or cancel any employment or service contract with any Business Employee;

(c) sell, lease, transfer or otherwise dispose of any of its properties or assets (real, personal or mixed, tangible or intangible), except the disposal of obsolete property;

(d) make any change in any method of accounting or accounting practice or internal control procedure except as required by changes in GAAP;

(e) loan or advance (other than advance or reimbursement of expenses in the Ordinary Course of Business) any amount to, or sell, transfer or lease any properties or assets to, or entered into any agreement or arrangement with, any Business Employee;

(f) sell, lease, license or transfer any Seller Intellectual Property or execute, modify or amend any agreement with respect to Seller Intellectual Property with any Person;

(g) Other than in the Ordinary Course of Business (i) purchase or license any Intellectual Property or execute, modify or amend any agreement with respect to the Intellectual Property of any Person, or (ii) enter into any agreement or modification or amendment of an existing agreement with respect to the development of any Intellectual Property with another Person;

(h) acquire, or enter into any agreement to acquire, by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or corporation, partnership, association or other business organization or division thereof, or other acquisition of any assets (outside the Ordinary Course of Business) or any equity securities;

(i) amend or otherwise change its organizational or governing documents; or

(j) agree, whether in writing or otherwise, to take any action described in this Section 8.1.

8.2	Access to Information; Confidentiality; Non-Solicitation.

(a) Prior to the Closing, the Seller shall afford Representatives of the Purchaser reasonable access during normal business hours to properties, books, Contracts, documents, insurance policies, records and personnel of or with respect to the Business as the Purchaser may from time to time reasonably request as is necessary to consummate the transactions contemplated by this Agreement (and not to conduct further due diligence or other investigation); provided, however, that nothing herein will require the Seller to disclose any information to the Purchaser if such disclosure would, in the reasonable judgment of the Seller: (i) cause significant competitive harm to the Seller or the Business if the transactions contemplated by this Agreement are not consummated; (ii) violate Applicable Law or the provisions of any agreement to which the Seller is a party; or (iii) jeopardize any attorney-client or other legal privilege. The Purchaser agrees that it will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 8.2 for any competitive or other purpose unrelated to the consummation of the transactions contemplated by this Agreement.

(b) Notwithstanding anything herein to the contrary, the Purchaser Parties shall, and shall cause its Representatives to, obtain the written consent (which may be by electronic mail) of one of the Principals prior to contacting, communicating with or visiting any customer, vendor, contracting party or employee of the Seller in connection with this Agreement or the Asset Purchase. Each Purchaser Party agrees on behalf of itself and its Representatives that it will use its commercially reasonable efforts to minimize any disruption or interference with, and to avoid causing any damage to, any of Seller’s relationships with customers, vendors, contracting parties, employees or others having business relations with the Seller.

(c) The Parent shall comply with, and shall cause its Representatives to comply with, all of its obligations under the Confidentiality Agreement, dated March 25, 2010, as amended (the “Confidentiality Agreement”), by the Parent in favor of the Seller. For avoidance of doubt, all information obtained pursuant to this Section 8.2 will be subject to the restrictions set forth in the Confidentiality Agreement until the Closing. With respect to Confidential

Information held in the Seller’s or the Principals’ possession at Closing, following the Closing, Seller and the Principals will treat and hold all such Confidential Information as such and refrain from disclosing Confidential Information to any third party; provided that the information subject to the foregoing provisions of this sentence will not include any information that is generally available to, or known by, the public or that later becomes public (other than as a result of disclosure in violation hereof). If Seller or a Principal is ever requested or required (by oral question or request for information or documents in any action) to disclose any Confidential Information, such Person will notify Purchaser promptly of the request or requirement so that Purchaser may seek an appropriate protective order or waive compliance with this Section 8.2(c). If, in the absence of a protective order or the receipt of a waiver hereunder, Seller or a Principal, after consultation with legal counsel, is compelled to disclose any Confidential Information to any Governmental Authority, arbitrator, or mediator, such Person may disclose the Confidential Information to the Governmental Authority, arbitrator, or mediator; provided, however; that such Person will use its commercially reasonable efforts to assist, at the request and cost of Purchaser, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Purchaser may designate. A disclosure by Seller or the Principals (i) as may be necessary or appropriate in connection with the enforcement of this Agreement; or (ii) to any of its legal, accounting or tax advisors shall not be considered to be a breach of this Section 8.2(c) by Seller or the Principals.

(d) Except as a result of the Asset Purchase, neither the Purchaser nor its Affiliates shall hire, retain, solicit or attempt to hire or retain any employee or independent contractor of the Seller or in any way interfere with the relationship between the Seller and any of its employees or independent contractors. For purposes of this Section 7.2(d), general solicitation for employment (including general solicitation via the internet, newspaper advertisements and the like) that may be targeted to a particular geographical or technical area but that is not targeted specifically towards such employees or independent contractors will not be considered a “solicitation” of employees or independent contractors.

8.3	Commercially Reasonable Efforts.

(a) Upon the terms and subject to the conditions set forth in this Agreement, the Seller and the Purchaser Parties shall each use their commercially reasonable efforts to promptly, unless prohibited by law, take, or to cause to be taken, all actions, and to do, or to cause to be done, and to assist and cooperate with the other parties in doing all things necessary, proper or advisable under law or otherwise to consummate and make effective the transactions contemplated by this Agreement, including, without limitation: (i) obtain from any Governmental Authorities any actions, non-actions, clearances, waivers, consents, approvals, permits or orders required to be obtained by the Seller, the Purchaser or any of their respective Affiliates in connection with the authorization, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby; (ii) promptly make all necessary registrations and filings, and thereafter make any other required submissions, with respect to this Agreement and the Asset Purchase required under (A) any applicable Anti-Competition Law or United States, Australian, federal, state, local or foreign fair trade law (for purposes of this Section 8.3, “promptly” shall mean within ten (10) Business Days of the date of this Agreement), and (B) any other applicable law, rule or regulation or order, injunction, writ, decree or license or permit of any Governmental Authority; (iii) avoid the entry of, or have vacated or terminated, any decree, order or judgment that would restrain, prevent or delay the Closing, including defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby; and (iv) execute and deliver any additional instruments reasonably necessary to consummate the transactions contemplated by this Agreement. No Party to this Agreement shall consent to any voluntary delay of the Closing at the behest of any Governmental Authority without the consent of the other Parties to this Agreement, which consent shall not be unreasonably withheld or delayed.

(b) The Seller and the Purchaser will cooperate and coordinate with each other in connection with the making of all such filings contemplated by Section 8.3(a), including: (i) providing copies of all such filings and pursuing such other actions necessary to consummate the transactions contemplated by this Agreement; (ii) furnishing all information required for any application or other filing to be made pursuant to any applicable law in connection with the transactions contemplated by this Agreement; (iii) keeping the other Party informed in all material respects of any material communication received by such party from, or given by such Party to, any Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case relating to the transactions contemplated by this Agreement; and (iv) permitting the other Party to review any material communication delivered to, and consult with the other party in advance of any meeting or conference with, any Governmental Authority relating to the transactions contemplated by this Agreement or in connection with any proceeding by a private party relating thereto, and giving the other Party the opportunity to attend and participate in such meetings and conferences (to the extent permitted by such Governmental Authority or private party).

8.4	Required Consents.

The Seller shall use commercially reasonable efforts, and the Purchaser shall cooperate with the Seller, to obtain the Required Consents.

8.5	Control.

Nothing contained in this Agreement shall give the Purchaser, directly or indirectly, the right to control or direct the operations of the Seller or the Business prior to the Closing Date. Prior to the Closing Date, the Seller shall exercise complete control and supervision over the operations of the Seller and the Business.

8.6	Publicity.

The initial press release by each of the Parent and the Seller with respect to the execution of this Agreement shall be acceptable to the Parent and the Seller. Neither the Purchaser, the Parent nor the Seller (nor any of their respective Representatives) shall issue any other press release or make any other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior agreement of the other Party, except as may be required by Applicable Law, in which case the Party proposing to issue such press release or make such public announcement shall use its commercially reasonable efforts to consult in good faith with the other Party before making any such public announcements.

8.7	Tax Matters.

(a) Notwithstanding any legal requirements to the contrary, the Seller will be responsible for any transfer, documentary, sales, use, stamp and registration Taxes incurred in connection with the Asset Purchase, excluding GST (“Transfer Taxes”), when due, or which subsequently become payable or are assessed by any Governmental Authority in connection with the Asset Purchase, and the Purchaser shall reimburse Seller for 50% of the Transfer Taxes paid by Seller, up to $100,000.00. The Seller, if required by Applicable Law will, at its own expense, file any necessary Tax Returns with respect to all Transfer Taxes.

(b) The Seller will be responsible for and will pay any Taxes arising or resulting from or in connection with the conduct of the Business or the ownership or use of the Transferred Assets attributable to periods ending on or prior to the Closing Date. The Purchaser will be responsible for and will pay any Taxes arising or resulting from or in connection with the conduct of the Business or the ownership of the Transferred Assets attributable to periods beginning on or after the Closing Date.

(c) All rates and similar real property, personal property, ad valorem or other similar Taxes (excluding Transfer Taxes) payable with respect to the Transferred Assets or the Business in a taxable period which includes (but does not end on) the Closing Date will be apportioned between the Purchaser and the Seller based on the number of days included in the period through and excluding the Closing Date and the number of days included in the period after the Closing Date.

(d) The Purchaser, as and to the extent reasonably requested by the Seller, and the Seller, as and to the extent reasonably requested by the Purchaser, shall (A) cooperate fully with each other in connection with, and make available to each other in a timely fashion, such data and other information as may reasonably be required for the preparation and filing of such Tax Returns and any audit, litigation or other proceeding with respect to Taxes, and (B) preserve such data and other information until the expiration of any applicable limitation period with respect to Taxes to which such data or information relates.

(e) The Seller and the Purchaser expressly acknowledge that the Purchase Price is exclusive of GST and the sale of the Business and the Transferred Assets is GST-free by virtue of sections 38-185 and/or 38-190 of the GST Act.

(f) The Purchaser represents and warrants as at the date of this Agreement and Closing that: (i) it is a Non-Resident and is not registered for GST under the GST Act and (ii) the Purchaser will not be in Australia on the date of this Agreement, at Closing and at the time of the supply of the Business and the Transferred Assets to it and (iii) the Purchaser acquires the Business and the Transferred Assets in the course of carrying on its Enterprise and (iv) it expects that the effective use or enjoyment of the Business and the Transferred Assets will be, used outside of Australia (Seller agreeing that the Business requires transition during the period contemplated by the Transition Services Agreement).

(g) If for any reason the sale of the Business and the Transferred Assets under this Agreement is not accepted by the Commissioner of Taxation as a GST free supply, the

Purchaser agrees to pay to the Seller the amount of GST (to the extent of the Input Tax Credit) on the sale of the Business and the Transferred Assets (as confirmed by correspondence, a private ruling or an assessment from the Commissioner of Taxation) (Notice) immediately after both (1) presentation to the Purchaser of a Tax Invoice for the GST and (2) the receipt of payment to the Purchaser of the Input Tax Credit by the Commissioner of Taxation.

(h) If the Seller notifies the Purchaser that GST is payable on the transfer of the Business and Transferred Assets due to a Notice, the Purchaser must immediately apply for GST registration effective from the date of this Agreement and must use its best endeavours to apply for and obtain the Input Tax Credit in a prompt and timely manner including, without limitation, providing and answering all questions and providing all information requested by the Commissioner of Taxation. The Purchaser agrees to keep the Seller fully informed of the progress of the application for the Input Tax Credit.

(i) Notwithstanding clauses 11.11, 11.12, 11.13 and 11.16 of this Agreement the parties expressly agree that clauses 8.7(e) to (l) shall be governed and construed in accordance with the laws of the Commonwealth of Australia, without regard to the conflict of laws principals thereof, and the parties irrevocably agree to submit themselves to the exclusive jurisdiction of the Courts of the Commonwealth of Australia in connection thereof and the Purchaser will not and expressly waives any such right to, object, file an objection or in any way protest or plead any objection with the jurisdiction and venue and with the Seller’s right to register any judgment that may be entered against the Purchaser in connection with any such proceedings in the relevant State of registration or incorporation of the Purchaser in the United States of America.

(j) If the Seller determines in its absolute discretion to apply for a binding private ruling on the treatment of GST under this clause 8.7, the Purchaser agrees to fully co-operate in a prompt and timely manner with the Seller by providing any information reasonably requested by the Seller or commenting on any statement of fact associated with the application and Seller agrees to consider in good faith any Purchaser proposals or suggestions. To the extent that Seller does not pursue a private ruling within [six] months of the Closing, Purchaser’s representations and warranties under this Section 8.7 will terminate with no further force or effect.

(k) Words used in this Section 8.7 which have a defined meaning in the GST Law have the same meaning as in the GST Law unless the context indicates otherwise except that a reference to GST excludes any interest or penalties.

(l) This Section 8.7 shall not merge on or by the Closing of this Agreement and shall survive the Closing or termination of this Agreement.

8.8	Further Assurances.

Each of the Parties hereto shall execute such further documents, and perform such further acts, as may be reasonably necessary by it to consummate the transactions contemplated hereby, on the terms herein contained, and to otherwise comply with the terms of this Agreement and consummate the transactions contemplated by this Agreement and the other Transaction Documents. In furtherance of the foregoing, at any time and from time to time after the Closing, at the Purchaser’s reasonable request and without further consideration therefor, the Seller and the Principals shall take such actions as may reasonably be necessary by it in order to transfer, convey, assign and deliver to the Purchaser all of the Transferred Assets and otherwise to fulfill the Seller’s and each Principal’s obligations under this Agreement.

8.9	Access.

In order to facilitate the resolution of any third party claims made by or against or incurred by the Seller or the Purchaser with respect to the period prior to the Closing or after the Closing, upon reasonable notice, the Purchaser or the Seller, as the case may be, shall (a) afford the Seller or the Purchaser, as the case may be, and their respective Representatives reasonable access, during normal business hours, to the offices, properties, books and records of the Seller and the Business related solely to such period prior to the Closing, and (b) furnish to the Seller or the Purchaser, as the case may be, and its Representatives such additional financial and other information regarding the Business related solely to such period prior to the Closing as the Seller or the Purchaser, as the case may be, may from time to time reasonably request; provided, however, that such investigation shall be conducted in a manner so as not to materially disrupt or interfere with or damage any of the businesses or operations of the Seller or the Purchaser and in no event shall the Seller or the Purchaser be required to provide access to any information which might constitute a waiver of the attorney-client or similar privilege.

8.10	Restrictive Covenants.

To assure that the Purchaser will realize the benefits of the Asset Purchaser, Seller and each of the Principals agrees that it will not, and will ensure that each of its Affiliates does not:

(a) In the Restricted Area, from the Closing Date until the Non-Compete Termination Date, directly or indirectly, alone or as a partner, joint venturer, officer, director, member, employee, consultant, agent or independent contractor of, or lender to, any person or business, (i) compete with the Business or (ii) commence business operations at the Closed Websites or transfer any interest in the Closed Websites to any other party; provided, however, that (1) the passive ownership of less than five percent of the ownership interests of an entity having a class of securities that is traded on a national securities exchange or in the over-the-counter market and (2) operation of the Excluded Websites as operated on the date of this Agreement are not a violation of this Section 8.10(a). For avoidance of doubt, Seller and the Principals may derive revenue from affiliate marketing programs provided that it does not result from thrift, deals, coupons or coupon aggregation.

(b) From the Closing Date until the Non-Compete Termination Date, directly or indirectly induce any person who is a contractor or vendor of the Business as of the Closing Date to withdraw, curtail or cancel, or engage in any other activity that could adversely affect in any material respect the relationship such person has with Purchaser or its Affiliate with respect to the Business.

(c) If and when Purchaser in good faith believes Seller, either Principal or any of their Affiliates is competing with the Business, Purchaser shall promptly and prior to taking any other action notify Seller and the Principals, providing in reasonable detail the basis for

Purchaser’s belief, so that Seller and the Principals can consider whether to continue the activities Purchaser believes are competitive. The Seller and the Principals hereby acknowledge and agree that the forgoing sentence does not create an affirmative obligation on the part of the Purchaser to monitor the Seller’s or the Principals’ activities.

(d) Each Principal and Seller acknowledges that the restrictions in this Section 8.10 are reasonable in scope and duration and are necessary to protect Purchaser after the Closing. The Seller and the Principals acknowledge that a breach of this Section 8.10 will cause irreparable damage to Purchaser, and upon breach of any provision of this Section 8.10, Purchaser will be entitled to injunctive relief, a specific performance or other equitable relief without bond or other security, provided, however, that the foregoing remedies will in no way limit any other remedies Purchaser may have.

(e) Each covenant and restraint set out in this Section 8.10 when read together with each of the paragraphs in the definitions of Restricted Area and Non-Compete Termination Date has effect as a separate and independent covenant and restraint.

(f) If any of the several separate and independent covenants and restraints in this Section 8.10 are or become invalid or unenforceable for any reason then that invalidity or unenforceability will not affect the validity or enforceability of any of the other separate and independent covenants and restraints in this Section 8.10.

(g) If any of the prohibitions or restrictions contained in this Section 8.10 are judged to go beyond what is reasonable in the circumstances and necessary to protect the goodwill of the Business but would be judged reasonable and necessary if any activity were deleted or the period or area were reduced, then the prohibitions or restrictions apply with that activity deleted or that period or area reduced by the minimum amount necessary.

8.11	Notification of Certain Matters.

From the date hereof until the Closing, each of Seller and Purchaser, as the case may be, shall promptly, notify the other in writing of: (a) any notice of, or other communication relating to, a default, or event which with notice or lapse of time or both would become a default, under any Material Contract; (b) receipt of any notice or other communication in writing from any Person alleging that the approval of such Person is or may be required in connection with the transactions contemplated by this Agreement; (c) receipt of any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; (d) the occurrence or non-occurrence of any fact or event which could reasonably be expected to cause any covenant, condition or agreement hereunder not to be complied with or satisfied in any material respect prior to Closing; (e) the commencement or threat of any Action involving or affecting the Business; (f) the occurrence or non-occurrence of any fact or event that results in the inaccuracy in any representation or warranty of such party in this Agreement, which would cause a failure of the conditions to close in Section 7.1(a) or 7.2(a), as applicable, to be satisfied; and (h) the occurrence of any event that, had it occurred prior to the date of this Agreement without any additional disclosure hereunder, would have constituted a Material Adverse Effect or a material and adverse effect on a Party’s ability to consummate the transactions contemplated by this Agreement, as the case may be; provided that the delivery of any notice by any Party pursuant to this provision shall not modify any representation or warranty of such Party, cure any breaches thereof or limit or otherwise affect the rights or remedies available hereunder to the other Parties and the failure of the Party receiving such information to take any action with respect to such notice shall not be deemed a waiver of any breach or breaches to the representations or warranties of the Party disclosing such information.

8.12	Hyperlinks.

(a) Seller shall maintain for six months following the Closing any and all current hyperlinks, in substantially similar fashion as such hyperlinks exist as of the Closing Time, from BugMeNot.com to RetailMeNot.com. From and after the date that is six months after the Closing Date but prior to the third anniversary of the Closing Date, Seller shall use commercially reasonable efforts to maintain any and all current hyperlinks, in substantially similar fashion as such hyperlinks exist as of the Closing Time, from BugMeNot.com to RetailMeNot.com unless Seller elects to discontinue or otherwise cease business operations at BugMeNot.com. If Seller desires to discontinue or otherwise cease business operations at BugMeNot.com, Seller shall give Purchaser 30 days prior written notice thereof and Purchaser shall have the right, but not the obligation, to maintain BugMeNot.com in a substantially similar fashion as was maintained prior to Purchaser’s maintenance, at Purchaser’s sole cost and expense, until the third anniversary of the Closing Date. Alternatively, Seller may propose the cost and expense at which Seller will continue to maintain the site, and Purchaser may elect to require Seller to continue to maintain the site by agreeing to reimburse Seller for that cost and expense. If Seller’s cost and expenses increase while maintaining the site, Seller may request an increase in payment to maintain the site, and Purchaser may either pay the increase or itself maintain the site. Seller shall retain all right, title and interest to BugMeNot.com, regardless of which party is responsible for maintenance of the site. Seller shall not transfer any right, title or interest in BugMeNot.com to any third party prior to the third anniversary of the Closing Date.

(b) Seller shall maintain for six months following the Closing any and all current hyperlinks, in substantially similar fashion as such hyperlinks exist as of the Closing Time, from Droolr.com to RetailMeNot.com. From and after the date that is six months following the Closing Date but prior to the third anniversary of the Closing Date, Seller shall use commercially reasonable efforts to maintain any and all current hyperlinks, in substantially similar fashion as such hyperlinks exist as of the Closing Time, from Droolr.com to RetailMeNot.com unless Seller elects to discontinue or otherwise cease business operations at, or sell, Droolr.com. If Seller desires to so discontinue or otherwise cease business operations at Droolr.com, Seller shall give Purchaser 30 days prior written notice thereof and Purchaser shall have the right, but not the obligation, to maintain Droolr.com in a substantially similar fashion as was maintained prior to Purchaser’s maintenance, at Purchaser’s sole cost and expense, until the third anniversary of the Closing Date. Alternatively, Seller may propose the cost and expense at which Seller will continue to maintain the site, and Purchaser may elect to require Seller to continue to maintain the site by agreeing to reimburse Seller for that cost and expense. If Seller’s cost and expenses increase while maintaining the site, Seller may request an increase in payment to maintain the site, and Purchaser may either pay the increase or itself maintain the site. Seller shall retain all right, title and interest to Droolr.com, regardless of which party is responsible for maintenance of the site. If Seller desires to transfer any right, title or interest in Droolr.com to a third party, Seller shall give Purchaser 30 days prior written notice thereof and Purchaser shall have the right during such 30-day period to negotiate with Seller, such negotiation to be conducted by Purchaser and Seller in good faith, for the purchase of Droolr.com on commercially reasonable terms. If at the end of such 30-day period Seller and Purchaser have been unable to agree on the terms of the proposed sale, Seller shall be free to transfer Droolr.com to a third party. Seller shall not transfer any right, title or interest in Droolr.com to any third party prior to the date that is six months after the Closing Date.

(c) Seller shall maintain for six months following the Closing any and all current hyperlinks, in substantially similar fashion as such hyperlinks exist as of the Closing Time, from any websites currently owned by Seller, including the Excluded Websites (other than BugMeNot.com and Droolr.com) (the “Other Websites”). If Seller desires to transfer any right, title or interest in such Other Website to a third party, Seller shall give Purchaser 30 days prior written notice thereof and Purchaser shall have the right during such 30-day period to negotiate with Seller, such negotiation to be conducted by Purchaser and Seller in good faith, for the purchase of such Other Website on commercially reasonable terms. If at the end of such 30-day period Seller and Purchaser have been unable to agree on the terms of the proposed sale, Seller shall be free to transfer such Other Website. Seller shall not transfer any right, title or interest in any Other Website to any third party prior to the date that is six months after the Closing Date.

(d) Purchaser acknowledges and agrees that there are circumstances under which the Seller may be legally compelled to discontinue BugMeNot.com, Droolr.com or an Other Website, including actual or threatened legal actions by Governmental Authorities or web hosts or others, and in such event, this Section 8.12 will not be constructed as to require Seller to maintain such website in those circumstances. In the event the Seller so determines that a website needs to be discontinued, Seller shall use commercially reasonable efforts to give Purchaser written notice thereof at least 30 days prior to any discontinuance.

8.13	Alternative Transaction.

The Seller agrees that it will not, and will use commercially reasonable efforts to cause its Representatives not to (and shall not authorize any of them to), directly or indirectly: (a) solicit, initiate, encourage, knowingly facilitate or induce any inquiry with respect to any transaction regarding (i) the acquisition of ownership interests of the Seller or the Trust or assets of the Business or (ii) any merger, consolidation or business combination involving the Business or any investment in the Business by any third party (an “Alternative Transaction”), or (b) engage in discussions with any Person with respect to any Alternative Transaction, except to notify such Person as to the existence of these provisions. The Seller and its Representatives will immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Alternative Transaction. The Seller will notify the Purchaser promptly if any Person makes any unsolicited proposal, offer, inquiry or contact with respect to any Alternative Transaction and will provide Purchaser with the material terms or content of any such proposal, offer, inquiry or contact, including the identity of the inquiring party.

8.14	Litigation Support.

For so long as any Party is actively contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand after the Closing in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Business, each of the other Parties will cooperate with him, her or it and his, her or its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Article IX).

8.15	Droolr.com.

In the event that at any time prior to the fifth anniversary of the Closing Date, Seller desires to transfer any interest in “Droolr.com” to any third party, as a condition to such transfer, the transferee must agree to be bound by the restrictive covenants contain in Section 8.10 hereof as if such transferee were the “Seller.”

8.16	U.K. LLP.

If the Seller does not complete the purchase of all of the U.K. LLP’s assets prior to Closing, then (a) within thirty (30) days after the Closing Date, the Seller shall convey, transfer, assign and deliver to the Purchaser all right, title and interest to all of the Intellectual Property owned by U.K. LLP, including to any New Business System (as such term is defined in the LLP Agreement) and any Intellectual Property Rights as such term is defined in the LLP Agreement) and (b) during the 30-day period after the Closing Date, the U.K. LLP shall not grant to any other Person any license of or right to use, or authorized the retention of any rights to use or joint ownership of, any (i) Intellectual Property owned by U.K. LLP as of the date of this Agreement, including to any New Business System (as such term is defined in the LLP Agreement) or (ii) any Intellectual Property Rights (as such term is defined in the LLP Agreement).

ARTICLE IX – SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS; INDEMNIFICATION

9.1	Survival.

All representations and warranties of the Principals and Seller in Articles IV and V of this Agreement or in the certificates delivered pursuant to Section 7.1 shall survive until, and then terminate upon the earlier of the 18-month anniversary of the Closing Date or the date of completion of the first full year audit of the Business by Purchaser Parties following the Closing; provided, however, that (x) the representations and warranties in Sections 5.11 (Intellectual Property), 5.27 (Black Hat SEO) and 5.28 (Pay-Per-Click) (collectively, the “Extended Representations”) shall survive until, and then terminate upon, the 24-month anniversary of the Closing Date, and (y) the representations and warranties in Sections 4.1 (Power and Authority; Enforceability), 4.3 (Broker’s Fees), and 4.4 (Trust), Sections 5.1 (Organization, Qualification and Corporate Power), 5.2 (Enforceability), 5.6(a) (Ownership), 5.15 (Tax Matters) and 5.23

(Brokers’ Fees) (collectively, the “Fundamental Representations”), shall survive until, and shall terminate upon, 90 days after the expiration of the applicable statute of limitations with respect to the Liability in question. All representations and warranties of the Purchaser Parties in Article VI or in the certificates delivered pursuant to Section 7.2 shall survive until, and then terminate upon, the earlier of the 18-month anniversary of the Closing Date or the date of completion of the first full year audit of the Business by Purchaser following the Closing; provided, however, that the representations and warranties in Sections 6.1 (Organization, Qualification and Corporate Power), 6.2 (Enforceability), 6.5 (Brokers Fees); and 6.9 (Valid Issuance) shall survive until, and shall terminate upon, 90 days after the expiration of the applicable statute of limitations with respect to the Liability in question. The covenants and agreements to be performed after Closing set forth in this Agreement shall survive the Closing and continue until all obligations with respect thereto shall have been performed or satisfied or shall have been terminated in accordance with their terms.

9.2	Seller’s Indemnification.

(a) Subject to the limitations set forth in this Article IX, from and after the Closing Date, the Seller and the Principals, jointly and severally (subject to Section 9.5(c)) shall indemnify the Parent, the Purchaser and their respective officers, managers, members, Affiliates, successors and assigns (the “Purchaser Indemnified Parties”) for and hold them harmless from any and all claims, Liabilities, losses, damages, costs and expenses, including reasonable fees and disbursements of counsel and consultants and including any such reasonable out-of-pocket expenses incurred in investigating, defending against or settling any of the foregoing (collectively, “Losses”), suffered or incurred by the Purchaser Indemnified Parties to the extent related to or arising out of: (i) any breach or inaccuracy of any representation and warranty made by the Seller in this Agreement or in the certificates delivered by the Seller pursuant to Section 7.1; (ii) any failure by the Seller to perform or comply with any covenant in or obligation under this Agreement; and (iii) all Excluded Liabilities.

(b) Subject to the limitations set forth in this Article IX, from and after the Closing Date, each Principal, individually and not jointly, shall indemnify the Purchaser Indemnified Parties for and hold them harmless from any and all Losses suffered or incurred by the Purchaser Indemnified Parties to the extent related to or arising out of: (i) any breach or inaccuracy of any representation and warranty made by such Principal in this Agreement or in the certificates delivered by such Principal pursuant to Section 7.1; and (ii) any failure by such Principal to perform or comply with any covenant in or obligation under this Agreement.

9.3	Purchaser’s Indemnification.

Subject to the limitations set forth in this Article IX, from and after the Closing Date, the Purchaser and Parent, jointly and severally, shall indemnify the Seller, the Principals and their respective officers, directors, Affiliates, successors and assigns (the “Seller Indemnified Parties”) for and hold the Seller Indemnified Parties harmless from any and all Losses suffered or incurred by them to the extent related to or arising out of: (a) any breach of any representation and warranty made by a Purchaser Party in this Agreement or in the certificates delivered pursuant to Section 7.2, (b) any breach by a Purchaser Party of any of their covenants in or obligations under this Agreement and (c) all Assumed Liabilities.

9.4	Claims.

(a) Notice and Determination of Claims. An Indemnified Party seeking indemnification hereunder, whether or not the applicable dollar amount limitations specified in Section 9.5 have been exceeded, shall promptly notify the Seller or the Purchaser (as applicable) (sometimes referred to in this Article IX as the “Indemnifying Party”) in writing (the “Claim Notice”) of any claim, action, suit, proceeding, demand or breach (collectively, a “Claim”) with respect to which the Indemnified Party claims indemnification hereunder. Any Claim Notice delivered under this Section 9.4 shall describe in reasonable detail the facts and circumstances on which the asserted indemnification claim is based, specify the amount of such indemnification claim if then ascertainable and, if not then ascertainable, the estimated amount thereof, shall specify the basis for indemnification pursuant to this Agreement. After receipt of the Claim Notice, the Indemnified Party and the Indemnifying Party shall first attempt to negotiate in good faith a written resolution of such disputed Claim within a period not to exceed sixty (60) days from the date of receipt of a request for such negotiation. Such negotiations shall be conducted by officers of each of the Indemnifying Party and the Indemnified Party who have authorization to resolve such disputed claim. A failure by the Indemnified Party to deliver a Claim Notice shall not relieve the Indemnifying Party of its obligations under this Article IX except to the extent that such Indemnifying Party shall have been materially prejudiced thereby and except as set forth in Section 9.5(a).

(b) Third Party Claims.

(i) If any Claim against the Indemnified Party is made by or in respect of a third party (a “Third Party Claim”), the Indemnified Party shall promptly after receiving notice of such Third Party Claim, deliver to the Indemnifying Party a Claim Notice, accompanied by copies of all documents and information relevant to the Third Party Claim and in the Indemnified Party’s possession.

(ii) Upon written notice to the Indemnified Party within forty-five (45) days after receipt of the Claim Notice, the Indemnifying Party shall have the right to direct, through counsel of its own choosing, the defense or settlement of any Third Party Claim at its own expense. If the Indemnifying Party elects to direct the defense of any Third Party Claim, the Indemnified Party shall not pay, or permit to be paid, any part of any claim or demand arising from such asserted liability unless the Indemnifying Party consents in writing to such payment or unless the Indemnifying Party withdraws from the defense of such asserted liability, or unless a final judgment from which no appeal may be taken by or on behalf of the Indemnifying Party is entered against the Indemnified Party for such liability. The Indemnifying Party shall keep the Indemnified Party reasonably apprised of the status of such Third Party Claim. The Indemnified Party shall retain the right to employ its own counsel and to participate, at its own expense, in the defense or handling of any Third Party Claim, the defense of which has been assumed by the Indemnifying Party pursuant hereto.

(iii) If there is a Third Party Claim that, if adversely determined would give rise to a right of indemnification for Losses under this Article IX, then any amounts incurred, paid or accrued in defense or settlement of such Third-Party Claim, regardless of the outcome of such Third Party Claim, shall be deemed to be Losses that were actually sustained, suffered or incurred by the Indemnified Party for purposes of the indemnification obligations of the Indemnifying Party set forth in this Article IX. If the Indemnifying Party does not give written notice to the Indemnified Party within forty-five (45) days after receipt of the Claim Notice of a Third Party Claim that the Indemnifying Party has elected to assume the defense of such Third Party Claim or if the Indemnifying Party shall fail to defend or, if after commencing or undertaking any such defense, shall fail to prosecute or shall withdraw from such defense, the Indemnified Party shall have the right to undertake the defense or settlement thereof, at the Indemnifying Party’s expense. If the Indemnified Party assumes the defense of any Third Party Claim pursuant to this Section 9.4(b)(iii) and proposes to settle such Third Party Claim prior to a final judgment thereon or to forgo any appeal with respect thereto, then the Indemnified Party shall give the Indemnifying Party prompt written notice thereof, and the Indemnifying Party shall have the right to participate in the settlement or assume or reassume the defense of such Third Party Claim. If the Indemnified Party assumes the defense of a Third Party Claim pursuant to the terms of this Section 9.4(b)(iii), the Indemnified Party shall keep the Indemnifying Party timely apprised of the status of such Third Party Claim and shall, subject to this Section 9.4(b)(iii), not settle such Third Party Claim without the prior written consent of the Indemnifying Party (which shall not be unreasonably delayed or withheld). If an Indemnified Party defends or handles such Third Party Claim, the Indemnifying Party shall be entitled to participate in the defense or handling of such Third Party Claim with its own counsel and at its own expense.

(iv) In connection with any defense of a Third Party Claim, each of the Parties to this Agreement shall, and shall use commercially reasonable efforts to cause their respective controlled Affiliates to, cooperate in the defense or prosecution thereof and to in good faith retain and furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested by any other party in connection therewith.

(v) If the Indemnifying Party assumes the defense of a Third Party Claim: (A) it will be conclusively established for purposes of this Agreement that such Third Party Claim is within the scope of, and subject to, indemnification; (B) no compromise or settlement of such Third Party Claim may be effected by the Indemnifying Party without the Indemnified Party’s consent unless (I) there is no finding or admission of any violation of any law or the rights of any Person and no effect on any other claims that may be made against the Indemnified Party and (II) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party; and (C) the Indemnified Party will have no liability with respect to any compromise or settlement of such Third Party Claim effected without its consent.

9.5	Limitations; Exclusive Remedy; Effect of Investigation; Waiver.

The obligations set forth in this Article IX are subject to the following limitations:

(a) Claim Notice. No Indemnifying Party shall be obligated to defend and hold harmless any Indemnified Party, or otherwise be liable to such Indemnified Party, With respect to any indemnification claim made by the Indemnified Party pursuant to Section 9.2(a)(i), 9.2(b)(i) or 9.3(a) unless a Claim Notice with respect to such indemnification claim shall have been delivered to the Indemnifying Party prior to the expiration of the survival period for such claim specified in Section 9.1.

(b) Basket; Maximum Liability. Except as otherwise set forth in this Section 9.5(b), the Purchaser Indemnified Parties shall not be entitled to indemnification for any Losses pursuant to Section 9.2(a)(i) and 9.2(b)(i) unless and until such time as the cumulative aggregate amount of all indemnifiable Losses exceeds $1,000,000.00 (the “Basket”), after which the Purchaser Indemnified Parties shall be entitled to recover all Losses (including the initial $1,000,000.00). Except as otherwise set forth in this Section 9.5(b), the aggregate maximum amount of Losses for which the Purchaser Indemnified Parties are entitled to indemnification pursuant to Section 9.2(a)(i) and 9.2(b)(i) shall be limited to the Escrow Proceeds (the “Cap”). The Cap shall not apply to any Claims based on breaches of Section 5.11 (Intellectual Property), for which the aggregate maximum amount of Losses for which the Indemnified Parties are entitled to indemnification for any such breaches pursuant to Section 9.2 is $33,000,000.00 (for clarity, this amount shall be subject to and reduced by the Losses for which the Indemnified Parties are indemnified under all other Claims). The Cap shall not apply to any Claims based on breaches of Sections 5.27 (Black Hat SEO) and 5.28 (Pay-Per-Click), for which the aggregate maximum amount of Losses for which the Indemnified Parties are entitled to indemnification for any such breaches pursuant to Section 9.2, inclusive of Losses for all other Claims, is $49,500,000.00 (for clarity, this amount shall be subject to and reduced by the Losses for which the Indemnified Parties are indemnified under all other Claims). The Basket and the Cap shall not apply to any Claims based upon breaches of the Fundamental Representations or covenants, for which the aggregate maximum amount of Losses for which the Indemnified Parties are entitled to indemnification for any such breaches pursuant to Section 9.2 is the Purchase Price. The Basket, Cap and limitations on damages set forth in this Section 9.5(b) shall not apply to fraud or intentional misrepresentation.

(c) Principal Liability. Without limiting the other limitations on liability set forth in this Article IX, Guy King shall not be liable for more than 70% of any indemnifiable Loss that may be recovered by the Purchaser Indemnified Parties, and Bevan Clark shall not be liable for more than 30% of any indemnifiable Loss that may be recovered by the Purchaser Indemnified Parties.

(d) Calculation of Losses.

(i) Any payments to the Indemnified Parties pursuant to Section 9.2 or 9.3 shall be limited to the amount of any Losses that remain after deducting therefrom (i) any insurance proceeds, indemnity or contribution actually recovered by the Purchaser or the Seller, as applicable, or any of their respective Affiliates from any third party with respect thereto (net of all related costs), whether recovered before or after the payment of the indemnification claim pursuant to this Agreement, and (ii) any adjustments to the Purchase Price pursuant to Section 3.4 with respect to the subject matter in dispute.

(ii) In the event of a claim for indemnification pursuant to Sections 9.2(a)(i), 9.2(b)(i) or 9.3(a), any “materiality” and “Material Adverse Effect”

qualifiers included in the applicable representation or warranty shall be disregarded for purposes of calculating the amount of Losses (but not whether the representation or warranty was breached).

(e) Exclusivity of Escrow.

(i) Purchaser acknowledges and agrees that, with respect to any and all Losses subject to the Cap, the Escrow Proceeds shall be the sole and exclusive source of funds for satisfaction of any and all claims by Purchaser Indemnified Parties. This Section 9.5(e) will not limit any Party’s right to seek equitable or injunctive relief.

(ii) Purchaser further acknowledges and agrees that, subject to Section 9.5(i) below, all indemnification Claims made by any Purchaser Indemnified Party shall be satisfied from the following sources, in the following order: (i) first from the Escrow Proceeds, established in accordance with this Agreement and the Escrow Agreement, until such time as the Escrow Proceeds have been depleted or disbursed; and (ii) then from the Seller and the Principals, with each Principal’s contribution determined in accordance with this Article IX.

(f) Exclusive Remedy; Consequential and Punitive Damages.

(i) Each of the Indemnified Parties hereby acknowledges and agrees that, following the Closing, its sole and exclusive remedy with respect to any and all Losses relating to the subject matter of this Agreement, other than any Losses arising from fraud or intentional misrepresentation or for Taxes pursuant to Section 8.7, shall be pursuant to the indemnification provisions set forth in this Article IX. In furtherance of the foregoing, each of the Indemnified Parties hereby waive, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action it may have following the Closing against any other Party arising under or based on any United States federal, state or local or foreign statute, law, ordinance, rule or regulation (other than any claims arising from the fraud of a Party). This Section 9.5(f)(i) will not limit any Party’s right to seek equitable or injunctive relief.

(ii) In no event shall any Indemnifying Party be liable for punitive or, except to the extent they are reasonably foreseeable, any special, indirect, incidental or consequential damages; provided, however, that the Parties acknowledge and agree that for purposes of this Article IX, any damages actually paid to a third party in respect of a Third Party Claim shall be considered direct damages, and shall therefore constitute indemnifiable Losses hereunder.

(g) Adjustment to Purchase Price. All payments made pursuant to this Article IX shall be deemed adjustments to the Purchase Price for Tax and all other purposes.

(h) Right of Set-Off. A Purchaser Indemnified Party may, and Seller may require a Purchaser Indemnified Party to, set off any Claim for indemnification not subject to the Cap against the Note.

ARTICLE X– TERMINATION

10.1	Termination.

This Agreement may be terminated and the transactions contemplated herein may be abandoned at any time prior to the Closing:

(a) by mutual written consent of all parties hereto;

(b) by either the Seller or the Purchaser, if the Closing has not occurred by December 31, 2010 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date;

(c) by either the Seller or the Purchaser, if there shall be any law, rule or regulation that makes consummation of the Asset Purchase illegal or if any judgment, injunction, order or decree enjoining the Purchaser or the Seller from consummating the Asset Purchase is entered and such judgment, injunction, order or decree shall become final and nonappealable; provided, however, that the Party seeking to terminate this Agreement pursuant to this Section 10.1(c) shall have used commercially reasonable efforts to remove such judgment, injunction, order or decree;

(d) by the Seller, in the event of a material breach by the Purchaser of any representation or warranty when made or of any agreement contained herein that (i) would cause any of the conditions to Closing set forth in Section 7.2(a) or (b) to not be satisfied and (ii) that has not been cured or is not curable within thirty (30) days after the Seller gives written notice to the Purchaser of the breach; or

(e) by the Purchaser, in the event of a breach by the Seller of any representation or warranty or of any agreement contained herein that (i) would cause any of the conditions to Closing set forth in Section 7.1(a) or (b) to not be satisfied and (ii) that has not been cured or is not curable within thirty (30) days after the Purchaser gives written notice to the Seller of the breach.

10.2	Effect of Termination.

If this Agreement is terminated as provided in Section 10.1, all rights and liabilities of the Parties hereunder shall terminate without liability of any Party to another Party (except for any liability of any Party then in breach); provided, however, that the provisions contained in Section 8.2(c) (Confidentiality), this Section 10.2 and Article XI (Miscellaneous) shall survive termination.

ARTICLE XI– MISCELLANEOUS

11.1	Notices.

Any notice, request or demand desired or required to be given hereunder shall be in writing given by personal delivery, confirmed facsimile transmission or overnight courier service, in each case addressed as respectively set forth below or to such other address as any Party shall have previously designated by such a notice. The effective date of any notice, request or demand shall be the date of personal delivery, the date on which successful facsimile transmission is confirmed or the date actually delivered by a reputable overnight courier service, as the case may be, in each case properly addressed as provided herein and with all charges prepaid.

To the Purchaser:

Whale Shark Media, Inc.

515 S. Congress Ave., #700

Austin, Texas 78704

with a copy to:

DLA Piper LLP (US)

401 Congress Ave., Suite 2500

Austin, Texas 78701

Attn: Samer Zabaneh

To the Seller or Principals:

Stateless Systems Pty Ltd.

Rialto Tower, Level 29

525 Collins Street

Melbourne 3000

Australia

Attention: Craig Finlayson

Fax: +61 3 8681 4487

with a copy to:

Perkins Coie, LLP

3150 Porter Drive

Palo Alto, California 94340

Attention: Scott Joachim

Fax: (650) 838-4350

with a copy to:

Clarendon Lawyers

Rialto North Tower, Level 17

525 Collins Street

Melbourne 3000

Australia

Attention: Craig Finlayson

Fax: +61 3 8681 4487

11.2	Headings.

The headings contained in this Agreement are intended solely for convenience and shall not in any way affect the meaning or interpretation of this Agreement.

11.3	Seller Deliverables.

When a Section of this Agreement provides that an item has been made available for inspection or delivered to the Purchaser, such obligation of the Seller will have been satisfied, without limitation, if such item was available on November 22, 2010 in the electronic data room provided by Intralinks pursuant to which due diligence materials were made available to the Purchaser and its Representatives or if Purchaser or its Representative viewed the item in question.

11.4	Entire Agreement; Amendments.

This Agreement, including any exhibits hereto, the Purchaser Disclosure Schedule and the Seller Disclosure Schedule, the Transaction Documents and the Confidentiality Agreement constitute the entire agreement of the Parties with respect to the subject matter hereof and thereof and supersede any and all prior understandings, written or oral, between the Parties, or any of them, with regard to the subject matter hereof and thereof. This Agreement may not be amended, modified or waived orally, but only by an instrument in writing signed by an authorized representative of each of the Parties hereto.

11.5	Severability.

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

11.6	Waiver.

Waiver of any term or condition of this Agreement by any Party hereto shall be effective if in writing and shall not be construed as a waiver of any subsequent breach or failure of the same term or condition or any other terms or conditions of this Agreement. No waiver shall be effective unless it is in writing signed by an authorized representative of the waiving Party.

11.7	Binding Effect; Assignment.

This Agreement shall be binding upon, and shall be enforceable by and inure to the benefit of, the parties and their respective successors and assigns; provided, however, that neither this Agreement nor any rights or obligations of a party hereunder may be assigned or transferred by operation of law or otherwise by such party without the prior written consent of the other parties, and any attempted assignment of this Agreement or any of such rights or obligations without such consent shall be void and of no effect.

11.8	No Third Party Beneficiaries.

Nothing in this Agreement shall confer any rights or liabilities upon any Person that is not a Party to this Agreement except as may expressly provided hereunder.

11.9	Specific Performance.

The Parties to this Agreement agree that irreparable damage would occur in the event that the Parties do not consummate the Asset Purchase in accordance with the specific terms of this Agreement. It is accordingly agreed that the Parties to this Agreement shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in order to cause the Asset Purchase to be consummated in accordance with the provisions of this Agreement in any court of the United States, Australia or any state or providence having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

11.10	Counterparts.

This Agreement may be executed and delivered (including by electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

11.11	Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of State of Delaware, USA, applicable to agreements made and to be performed entirely within such State, without regard to the conflict of laws principles thereof.

11.12	Consent to Jurisdiction and Venue.

ANY ACTION INVOLVING THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY MAY BE BROUGHT AND MAINTAINED IN THE CITY OF SAN FRANCISCO, CALIFORNIA. EACH OF THE PARTIES HERETO (I) IRREVOCABLY CONSENTS TO THE NONEXCLUSIVE JURISDICTION AND VENUE OF THE UNITED STATES FEDERAL AND CALIFORNIA STATE COURTS LOCATED IN STATE OF CALIFORNIA, IN CONNECTION WITH ANY MATTER BASED UPON OR ARISING OUT OF THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREIN AND IRREVOCABLY CONSENTS TO THE SERVICE OF THE SUMMONS AND COMPLAINT AND ANY OTHER PROCESS IN ANY OTHER ACTION OR PROCEEDING RELATING TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, ON BEHALF OF ITSELF OR ITS PROPERTY, BY THE PERSONAL DELIVERY OF COPIES OF SUCH PROCESS TO SUCH PARTY (PROVIDED, THAT, THE FOREGOING SHALL NOT AFFECT THE RIGHT OF ANY PARTY TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW) AND WAIVES AND COVENANTS NOT TO ASSERT OR PLEAD ANY OBJECTION WHICH THEY MIGHT OTHERWISE HAVE TO SUCH JURISDICTION, VENUE AND SUCH PROCESS AND (II) AGREES NOT TO COMMENCE ANY LEGAL PROCEEDINGS RELATED HERETO EXCEPT IN SUCH COURTS. THE PARTIES AGREE THAT FOR THE PURPOSE OF ENFORCING THE COVENANTS IN THIS AGREEMENT, THE PARTIES MAY APPLY DIRECTLY TO ANY COURT OF COMPETENT JURISDICTION WHEREVER LOCATED FOR A TEMPORARY RESTRAINING ORDER, INJUNCTION OR INJUNCTIVE RELIEF OR OTHER INTERIM OR CONSERVATORY RELIEF, AS NECESSARY, TO ENFORCE THE COVENANTS IN THIS AGREEMENT WITHOUT BREACH OF THIS PROVISION AND WITHOUT ABRIDGEMENT OF THE POWERS OF THE CALIFORNIA COURTS.

11.13	Waiver of Jury Trial.

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF EACH OTHER PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

11.14	Other Remedies.

Except as otherwise set forth herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, and the exercise by a Party of any one right or remedy hereunder will not preclude the exercise of any other right or remedy.

11.15	Interpretation.

The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All dollar amounts or “$” refer to U.S. dollars.

11.16	Arbitration/Mediation.

Except as otherwise provided herein, any dispute arising out of or in connection with the Asset Purchase or this Agreement, including any question regarding its existence, validity or termination (each a “Dispute”), will be referred to and finally resolved by arbitration under the London Court of International Arbitration (“LCIA”) Rules, which rules are deemed to be incorporated by reference into this Section 11.16; provided, however, that the forgoing will not preclude equitable or other judicial relief to enforce provisions hereof or to preserve the status quo pending resolution of any Dispute submitted to arbitration pursuant to this Section 11.16. The total number of arbitrators shall be one, which shall be appointed by the LCIA Court. The seat, or legal place, of arbitration shall be San Francisco, California, United States of America, and the governing law of the arbitration shall be the laws of the State of Delaware, United States of America. The language to be used in the arbitral proceedings shall be English. Prior to any dispute being referred to arbitration as provided in this Section 11.16, any Party may request mediation of such Dispute. The mediation shall be non-binding and shall be held in San Francisco, California. The mediation shall commence within sixty (60) days of any party making a written demand for mediation on the opposing party. Within thirty (30) days after such demand is made, the Parties shall mutually select a single mediator. If the parties are unable to agree on a mediator, each Party shall select an independent mediator, and such independent mediators shall select a third independent mediator. The Purchaser, on the one hand, and Seller and the Principals on the other hand, shall equally share the costs of the mediation.

11.17	Rules of Construction.

The Parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefor, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

[Signatures appear on the following page]

IN WITNESS WHEREOF, the Parties hereto have entered into and signed this Asset Purchase Agreement as of the date and year first above written.

SELLER:

Executed by Stateless Systems Pty Ltd (Australian Company Number 127 487 852), in its capacity as trustee for the Stateless Systems Unit Trust (Australian Business Number 99 129 203 477), acting by the following persons or, if the seal is affixed, witnessed by the following persons:

/s/ Guy King		/s/ Bevan Clark
Signature of director		Signature of director/company secretary

Guy King		Bevan Clark
Name of director (print)		Name of director/company secretary (print)

PARENT:		PURCHASER:

WHALE SHARK MEDIA, INC.		RMN ACQUISITION CO., LLC

By:	/s/ G. Cotter Cunningham	By:	/s/ G. Cotter Cunningham
Name:	G. Cotter Cunningham	Name:	G. Cotter Cunningham
Title:	Chief Executive Officer	Title:	Chief Executive Officer

PRINCIPALS:

/s/ Guy King
Guy King

/s/ Bevan Clark
Bevan Clark

Signature Page to Asset Purchase Agreement

Schedule A

CLARK/KIRK FAMILY TRUST

KING FAMILY TRUST